UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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☐ Soliciting Material Pursuant to §240.14a-12
COMMERCIAL METALS COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held January 17, 2011

The annual meeting of stockholders of Commercial Metals Company, a Delaware corporation (“Commercial Metals Company” or the “Company” or “we”), will be held on January 17, 2011, at 3:00 p.m., Central Standard Time. This year, we are pleased to host our annual meeting as a virtual event at www.virtualshareholdermeeting.com/cmc11, where stockholders will be able to submit questions and vote during the meeting. You may also attend the meeting in person in Feldman Hall at the Company’s headquarters at 6565 North MacArthur Boulevard, 9th Floor, Irving, Texas 75039. If you are planning to attend the annual meeting in person or virtually via the internet, please follow the instructions as outlined on the accompanying Proxy Card or on the Notice Regarding the Availability of Proxy Materials. A map is included at the end of the accompanying Proxy Statement.

In accordance with rules and regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders on the internet. You will not receive a printed copy of the proxy materials, unless you specifically request by following the instructions on the Notice Regarding the Availability of Proxy Materials you received. The Notice Regarding the Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice Regarding the Availability of Proxy Materials also instructs you as to how you may submit your proxy on the internet. We believe that by furnishing our proxy materials on the internet, we provide the stockholders with the information you need while lowering the cost to the Company to deliver the proxy materials.

The annual meeting will be held for the following purposes:

(1) To elect four persons to serve as directors until the 2014 annual meeting of stockholders and until their successors are elected;

(2) To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2011; and

(3) To transact such other business as may properly come before the annual meeting or any adjournments of the annual meeting.

Only stockholders of record on November 22, 2010 are entitled to notice of and to vote at the annual meeting or any adjournments of the annual meeting. A complete list of stockholders entitled to vote at the annual meeting will be available for examination at our principal executive offices located at 6565 North MacArthur Boulevard, Suite 800, Irving, Texas 75039 for a period of ten days prior to the annual meeting. The list of stockholders will also be available for inspection at the annual meeting and may be inspected by any stockholder for any purpose germane to the annual meeting.

You are cordially invited to attend the annual meeting in person or virtually via the internet. Whether or not you plan to attend the annual meeting in person or virtually via the internet, please vote your shares either by telephone, internet or mail as described in the accompanying Proxy Card and in the Notice Regarding the Availability of Proxy Materials you previously received. Proxies forwarded by or for brokers or fiduciaries should be returned as requested by them. The prompt return of proxies will save the expense involved in further communication.

By Order of the Board of Directors,

Ann J. Bruder
Corporate Secretary

Irving, Texas
December 6, 2010

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held January 17, 2011:
The Notice, Proxy Statement and the Annual Report to Stockholders for the fiscal year ended August 31, 2010 are available for viewing, printing, and downloading at www.proxyvote.com.

COMMERCIAL METALS COMPANY
6565 North MacArthur Boulevard, Suite 800
Irving, Texas 75039
Telephone (214) 689-4300

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held January 17, 2011

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Commercial Metals Company for use at the annual meeting of our stockholders to be held on January 17, 2011 in Feldman Hall at the Company’s headquarters at 6565 North MacArthur Boulevard, 9th Floor, Irving, Texas 75039 and as a virtual event at www.virtualshareholdermeeting.com/cmc11, and at any and all postponements or adjournments of the annual meeting. The approximate date on which this Proxy Statement and accompanying Proxy Card are first being made available to stockholders is December 6, 2010.

In accordance with rules and regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders on the internet. You will not receive a printed copy of the proxy materials, unless you specifically request a printed copy. Instead, on or about December 6, 2010, we mailed to our stockholders a Notice Regarding the Availability of Proxy Materials containing instructions on how to access our proxy materials and annual report on the internet. The Notice Regarding the Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice Regarding the Availability of Proxy Materials also instructs you as to how you may submit your proxy on the internet.

Shares represented by each proxy, if properly executed and returned to us prior to the annual meeting in accordance with the instructions in the accompanying Proxy Card and the Notice Regarding the Availability of Proxy Materials, will be voted as directed, but if not otherwise specified, will be voted (i) for the election of four directors and (ii) to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. A stockholder executing the proxy may revoke it at any time before it is voted by giving written notice to the Corporate Secretary of Commercial Metals Company, by subsequently executing and delivering a new proxy or by voting in person at the annual meeting or virtually via the internet (although attending the annual meeting in person or virtually via the internet without executing a ballot or executing a subsequent proxy will not constitute revocation of a proxy).

Stockholders of record can simplify their voting and reduce our cost by voting their shares via telephone or the internet. The telephone and internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. If a stockholder’s shares are held in the name of a bank or broker, the availability of telephone and internet voting will depend upon the voting processes of the bank or broker. Accordingly, stockholders should follow the voting instructions on the form they receive from their bank or broker.

Stockholders who elect to vote via the internet or attend the meeting virtually via the internet may incur telecommunications and internet access charges and other costs for which they are solely responsible. The internet and telephone voting facilities for stockholders of record will close at 11:59 p.m., Eastern Standard Time, on the evening before the annual meeting. Instructions for voting via telephone or the internet are contained in the accompanying Proxy Card and in the Notice Regarding the Availability of Proxy Materials you received.

OUTSTANDING VOTING SECURITIES

On November 22, 2010, the record date for determining stockholders entitled to vote at the annual meeting, we had outstanding 114,375,664 shares of our common stock, par value $.01 per share, not including 14,685,000 treasury shares. Each share of our common stock is entitled to one vote for each director to be elected and upon all other matters to be brought to a vote. We had no shares of preferred stock outstanding at November 22, 2010.

The presence of a majority of our outstanding common stock represented in person or by proxy at the annual meeting will constitute a quorum. Shares represented by proxies that are marked “abstain” will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld from the broker. Such shares as to which authority to vote is withheld are called broker non-votes. The New York Stock Exchange (the “NYSE”) rule regarding discretionary voting by brokers on uncontested elections of directors states that any investor who does not instruct the investor’s broker on how to vote in an election of directors will cause the broker to be unable to vote that investor’s shares on an election of directors.

The four nominees receiving the highest vote totals will be elected as directors. Accordingly, assuming a quorum is present, broker non-votes will not affect the outcome of the election of directors.

All other matters to be voted on will be decided by the affirmative vote of a majority of the shares present or represented at the annual meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote. A broker non-vote on such matters will not be counted as an affirmative vote or a negative vote because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority.

Management has designated the individuals named as proxies in the accompanying Proxy Card.

We will appoint one or more inspectors of election to act at the annual meeting and to make a written report on the voting. Prior to the annual meeting, the inspectors will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspectors will ascertain the number of shares outstanding and the voting power of each of the shares, determine the shares represented at the annual meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

On the basis of filings with the Securities and Exchange Commission and other information, we believe that based on 114,375,664 shares of our common stock being issued and outstanding as of November 29, 2010, the following persons, including groups of persons, beneficially owned more than five percent (5%) of our outstanding common stock:

	Amount and
	Nature of		Percent
Name and Address	Beneficial Ownership		of Class

AXA Assurances I.A.R.D. Mutuelle	13,820,736	(1)	12.08%
AXA Assurances Vie Mutuelle 26, rue Drouot 75009 Paris, France
FMR LLC	12,533,710	(2)	10.96%
82 Devonshire Street, Boston, Massachusetts 02109
BlackRock Inc.	9,025,294	(3)	7.89%
40 East 52nd Street New York, NY 10022

(1)	On a Schedule 13G filed with the Securities and Exchange Commission on August 10, 2010 (the “Schedule 13G”), AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA 25 and AXA Financial, Inc. (collectively, “AXA”) reported that they act as parent holding companies and report sole voting power with respect to 10,725,971 shares and sole dispositive power with respect to 13,820,736 shares. On the Schedule 13G, AllianceBernstein L.P., a subsidiary of AXA Financial, Inc., reports that it acquired 13,817,436 shares of common stock solely for investment purposes on behalf of client discretionary investment advisory accounts acquired solely for investment purposes on behalf of client, and that it has sole voting power with respect to 10,722,671 shares of common stock and sole dispositive power with respect to 13,817,436 shares of common stock. AXA Equitable Life Insurance Company, another subsidiary of AXA Financial, Inc., reports that it acquired 3,300 shares of common stock solely for investment purposes and has sole voting power and sole dispositive power with respect to 3,300 shares of common stock. AXA reported to the Securities and Exchange Commission on a Schedule 13G filed January 29, 2010, that they have sole voting and dispositive power over 10,725,971 shares of common stock.

(2)	In a Schedule 13G/A filed with the Securities and Exchange Commission on March 10, 2010, FMR, LLC reports that it has sole voting power with respect to 3,301,134 shares of common stock and sole dispositive power with respect to 12,533,710 shares of common stock. FMR, LLC states that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock and that no one person’s interest in the common stock is more than five percent of the total outstanding common stock.

(3)	In a Schedule 13G/A filed with the Securities and Exchange Commission on January 29, 2010, BlackRock Inc. reports that it has sole voting and dispositive power with respect to 9,025,294 shares of common stock. BlackRock Inc. states that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock and that no one person’s interest in the common stock is more than five percent of the total outstanding common shares.

The following table sets forth information known to us about the beneficial ownership of our common stock based on 114,375,664 shares of our common stock being issued and outstanding as of November 29, 2010 by each director and nominee for director, our Chief Executive Officer (the “CEO”), our Chief Financial Officer (the “CFO”), the other executive officers included in the Summary Compensation Table, and all current directors and executive officers as a group. Unless stated otherwise in the notes to the table, each person named below has sole authority to vote and dispose of the shares listed.

			Total Shares
	Owned Shares	Option Shares	of Common	Percentage of
	of Common	of Common	Stock Beneficially	Common Stock
Name	Stock	Stock(1)	Owned	Beneficially Owned

Adams, Harold L	22,000	27,000	49,000	*
Alvarado, Joseph	—	—	—	*
Best, Rhys J	5,000	7,000	12,000	*
Guido, Robert L	18,173	21,000	39,173	*
Kelson, Richard B	1,000	7,000	8,000	*
Larson, William B	279,712	154,610	434,322	*
Massaro, Anthony A	24,000	28,410	52,410	*
McClean, Murray R	157,967	285,466	443,433	*
Neary, Robert D	38,000	21,000	59,000	*
Owen, Dorothy G	993,595	21,000	1,014,595	*
Porter, Tracy L	22,326	30,260	52,586	*
Raiss, Sarah E	—	—	—	*
Smith, J. David	35,762	22,670	58,432	*
Womack, Robert R	96,683	21,000	117,683	*
Zoellner, Hanns K	103,285	121,556	224,841	*
All current directors and executive officers as a group (19 persons)	1,989,361	911,201	2,900,562	2.54%

*	Less than one percent

(1)	Represents shares subject to options exercisable within 60 days of November 29, 2010.

PROPOSAL I

ELECTION OF DIRECTORS

Our restated certificate of incorporation divides the Board of Directors into three classes. The term of office of the four Class I directors previously elected by stockholders expires at this annual meeting of stockholders. On November 16, 2010 Dorothy G. Owen wrote to us announcing her intention not to stand for re-election at the 2011 annual meeting. In connection with the Board’s succession planning, the Nominating and Corporate Governance Committee initiated a search process to select director candidates. Sarah E. Raiss was selected from a slate of qualified candidates for election to our Board of Directors. The Nominating and Corporate Governance Committee engaged Russell Reynolds Associates to facilitate a search for director candidates and took into account many factors, including: requirements for independence; the individual’s general understanding of the various disciplines relevant to the success of our Company as a large globally-operated, publicly-traded company in today’s business environment; each candidate’s understanding of the Company’s businesses and the metals industry and markets; their professional expertise and educational background; the individual’s ethics, integrity, values, inquisitive and objective perspectives, practical wisdom, judgment and availability; and other factors that promote diversity of views and experience. Candidates were evaluated by a sub-committee of the Nominating and Corporate Governance Committee and were interviewed through a series of meetings with directors and executive management. Background reviews of each candidate were conducted by an independent professional agency specializing in the performance of such background reviews. The Nominating and Corporate Governance Committee evaluated each individual in the context of the Board of Directors as a whole, with the objective of recommending the director candidate that would be the most likely of the candidate slate to best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment. The Nominating and Corporate Governance Committee recommended Sarah E. Raiss to the Board of Directors, and the Board of Directors decided to nominate

Sarah E. Raiss based on the factors described above. There are four Class I nominees standing for election. The term of the three Class II directors ends at the 2012 annual meeting of stockholders, and the term of the three Class III directors ends at the 2013 annual meeting of stockholders. Proxies cannot be voted for the election of more than four persons to the Board of Directors at the annual meeting.

Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable for any reason, the shares represented by the proxies will be voted for the person, if any, designated by our Board of Directors to replace such nominee. However, management has no reason to believe that any nominee will be unavailable. All of the nominee directors, as well as the continuing directors, plan to attend this year’s annual meeting of stockholders. At the 2010 annual meeting, all of our current directors were in attendance.

The following tables set forth information about the continuing directors and the nominees. All continuing directors have been employed in substantially the same positions set forth in the table for at least the past five years except for Mr. McClean, Mr. Best and Mr. Kelson. Currently, Mr. McClean serves as our Chairman of the Board, CEO and President. From September 20, 2004 to August 31, 2006, Mr. McClean was employed as our President and Chief Operating Officer. In July 2006, Mr. McClean was elected a director. Effective September 1, 2006, Mr. McClean was promoted from Chief Operating Officer and President to CEO and President. On September 1, 2008, Mr. McClean became our Chairman of the Board.

Mr. Best has been engaged in private investments since June 2007. From 1999 until June 2004, Mr. Best served as Chairman of the Board of Directors, President and CEO and from June 2004 to June 2007, Mr. Best served as Chairman of the Board of Directors and CEO of Lone Star Technologies, Inc., a company engaged in producing and marketing casing, tubing, line pipe and couplings for the oil and gas, industrial, automotive and power generation industries until its acquisition by United States Steel Corporation in June 2007.

Mr. Kelson has been the Chairman and CEO of ServCo, LLC, a strategic sourcing company and from October 2006 until March, 2010, he was an operating advisor of Pegasus Capital, a private equity investment firm. In August 2006, he retired from Alcoa, Inc. (“Alcoa”), a producer of primary aluminum, fabricated aluminum and alumina, where he served as Chairman’s Counsel from January 2006 to August 2006, served as Executive Vice President and Chief Financial Officer from 1997 to December 2005 and as a member of the Executive Council, which is the senior leadership group that provides strategic direction for the company. He joined Alcoa in 1974.

NOMINEES

		Served as
Name, Principal		Director
Occupation and Business	Age	Since

Class I – Term to Expire in 2014
Robert L. Guido	64	2007
Retired – Former Vice Chair and Chief Executive Officer of Ernst & Young’s Assurance and Advisory Practice, a professional services firm; director of Bally Technologies, Inc.
Sarah E. Raiss	53	—
Executive Vice President Corporate Services, Transcanada Corporation, Calgary, Alberta, Canada.
J. David Smith	61	2004
Retired Chairman, President and Chief Executive Officer, Euramax International, Inc., an international producer of aluminum, steel, vinyl, copper and fiberglass products for equipment manufacturers, distributors, contractors and home centers; Director of Nortek, Inc.

Robert R. Womack	73	1999
Retired – Former Chairman and Chief Executive Officer, Zurn Industries, Inc. and Chief Executive of U.S. Industries Bath and Plumbing Products Group, each a manufacturer of plumbing products and accessories.

DIRECTORS CONTINUING IN OFFICE

		Served as
Name, Principal		Director
Occupation and Business	Age	Since

Class II – Term to Expire in 2012
Harold L. Adams	71	2004
Chairman Emeritus, RTKL Associates Inc., a global design firm; Director of Legg Mason, Inc. and Lincoln Electric Holdings, Inc.
Anthony A. Massaro	66	1999
Retired – Former Chairman, President and Chief Executive Officer of Lincoln Electric Holdings, Inc., a manufacturer of welding and cutting equipment; director of PNC Financial Services Group, Inc.
Robert D. Neary	77	2001
Retired – Former Co-Chairman of Ernst & Young, a significant enterprise in the professional services industry; Co-Chairman of the Board of Trustees of PNC Funds, PNC Alternative Investment Funds, and PNC Advantage Funds; former director of Strategic Distribution, Inc. (through March 2007).

		Served as
Name, Principal		Director
Occupation and Business	Age	Since

Class III – Term to Expire in 2013
Rhys J. Best	64	2010
Former Chairman, President, CEO and director of Lone Star Technologies, Inc., a company engaged in producing and marketing casing, tubing, line pipe and couplings for the oil and gas, industrial, automotive and power generation industries; currently engaged in private investments; Chairman of Crosstex Energy, L.P. and a director of Trinity Industries, Inc., Cabot Oil & Gas Corporation and McJunkin Red Man Corporation.

Richard B. Kelson	64	2010
Chairman and CEO of ServCo, LLC, a strategic sourcing company; former operating advisor of Pegasus Capital, a private equity investment firm; director of MeadWestvaco Corporation and PNC Financial Services Group, Inc.

Murray R. McClean	62	2006
Chairman of the Board, CEO and President, Commercial Metals Company.

Qualifications of Nominees and Continuing Directors

Mr. Guido brings extensive experience in accounting and professional services to our Board of Directors through his tenure at Ernst & Young and service on the Board of Directors of another publicly traded company. He possesses important skills and experience gained through his service as a certified public accountant. His strong international background provides our Board of Directors with additional perspective on corporate strategy and opportunities for current and future international operations.

Ms. Raiss has broad experience in managing and leading a significant industrial enterprise. Her service as Executive Vice President Corporate Services of Transcanada Corporation will provide our Board of Directors with additional perspective on corporate strategy and opportunities for current and future operations.

Mr. Smith has broad experience in managing and leading a significant industrial and manufacturing enterprise. His service as the Chairman, President and Chief Executive Officer of Euramax International, Inc. provides our Board of Directors with additional perspective on the Company’s international operations.

Mr. Womack has broad experience in managing and leading significant industrial enterprises. His service as the Chairman and Chief Executive Officer of Zurn Industries, Inc. and Chief Executive of U.S. Industries Bath and

Plumbing Products Group provides our Board of Directors with additional perspective on the Company’s industrial operations.

Mr. Adams has accumulated broad experience in managerial and other matters in the architecture and construction industry. His service on the Board of Directors of other publicly traded companies provides our Board of Directors with additional perspective on the Company’s operations.

Mr. Massaro has broad experience in managing and leading a significant industrial enterprise. His service as the Chairman, President and Chief Executive Officer of Lincoln Electric Holdings, Inc. and on the Board of Directors of other publicly traded companies provides our Board of Directors with additional perspective on the Company’s operations.

Mr. Neary has broad experience in managing and leading a significant enterprise in the professional services industry. His service on the Board of Trustees of other companies provides our Board of Directors with additional perspective on the Company’s financial reporting.

Mr. Best has broad experience in managing and leading significant industrial enterprises. His service on the Board of Directors of other publicly traded companies provides our Board of Directors with additional perspective on the Company’s operations, including its international operations and steel manufacturing.

Mr. Kelson brings significant financial and business knowledge and leadership experience to our Board of Directors. His past service as an operating advisor, a leader of an integrated aluminum manufacturer and on the Board of Directors of other publicly traded companies provides our Board of Directors with additional perspective on the Company’s industrial operations.

During his tenure with the Company, Mr. McClean has consistently shown strong performance in a variety of roles, requiring a wide range of business and interpersonal skills. He has provided excellent leadership to the Company in his current positions, exhibiting sound judgment and business acumen.

The Board of Directors has determined that no person age 75 or older will be nominated as a candidate for a director position. A director who attains age 75 after the date of his or her election by our stockholders must submit his or her resignation effective as of the annual meeting of stockholders following his or her 75th birthday, with the exception of Mr. Neary, who has been granted an exception to this policy and intends to finish the remainder of his term to allow for adequate transition of the position of Chairman of the Audit Committee to Mr. Guido who, subsequent to re-election, is expected to become the Chairman of the Audit Committee.

There is no family relationship between any of the directors, executive officers, or any nominee for director.

The Board of Directors recommends a vote FOR the election of the nominees for director named above.

Vote Required

Directors are elected by plurality vote, and cumulative voting is not permitted.

ADDITIONAL INFORMATION RELATING TO CORPORATE GOVERNANCE
AND THE BOARD OF DIRECTORS

Independence.  Our Board of Directors has determined, after considering all the relevant facts and circumstances, that Ms. Owen, Ms. Raiss and Messrs. Adams, Best, Guido, Kelson, Massaro, Neary, Smith and Womack are independent, as “independence” is defined by the listing standards of the NYSE, because they have no direct or indirect material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us).

The Board of Directors has established the following guidelines to assist it in determining director independence in accordance with the listing standards of the NYSE:

A director will not be independent if:

(i) the director is, or has been within the last three years, an employee of us (except as an interim Chairman or CEO or other executive officer) or an immediate family member is, or has been within the last three years, one of our executive officers (except as an interim Chairman or CEO or other executive officer);

(ii) the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than (a) director and committee fees, (b) other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), (c) compensation received by a director for former service as an interim Chairman or CEO or other executive officer or (d) compensation received by an immediate family member for service as one of our employees (other than an executive officer);

(iii) (a) the director is a current partner or employee of a firm that is our internal or external auditor; (b) the director has an immediate family member who is a current partner of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (d) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time;

(iv) the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

(v) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Contributions to tax exempt organizations shall not be considered payments for purposes of the above standards; provided, however, that we will disclose in our annual proxy statement, or annual report on Form 10-K, any such contributions made by us to any tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year from us to the organization exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues. A further discussion of the guidelines we use to assist in determining director independence is available at our website, www.cmc.com.

We have four standing board committees, Audit, Compensation, Nominating and Corporate Governance and Finance. Membership of each of these committees is comprised entirely of independent directors. The Board of Directors has adopted charters for each of these committees describing the authority and responsibilities delegated to each committee by the Board of Directors. Our Board of Directors has also adopted corporate governance guidelines. We have also adopted a Code of Conduct and Business Ethics (the “Code of Conduct”), which applies to all of our directors, officers and employees. In addition, we have adopted a separate Financial Code of Ethics which is applicable to our CEO, CFO, Corporate Controller and any other officer that may function as a Chief Accounting Officer. We intend to post any amendments to or waivers from our Financial Code of Ethics and our Code of Conduct on our website to the extent applicable to our CEO, CFO, Corporate Controller, and any other officer that may function as a Chief Accounting Officer or a director. All committee charters, corporate governance guidelines, the Code of Conduct, the Financial Code of Ethics and other information are available at our website, www.cmc.com, and such information is available in print to any stockholder without charge, upon request to Commercial Metals Company, 6565 North MacArthur Blvd., Suite 800, Irving, Texas 75039, Attention: Corporate Secretary, or by calling (214) 689-4300.

Lead Director.  When considered appropriate, our corporate governance guidelines permit the designation of a Lead Director by the majority vote of independent directors for an annual term. The responsibilities of the Lead Director include (i) convening and presiding over executive sessions attended only by independent or independent and non-employee directors, (ii) communicating to the CEO the substance of discussions held during those sessions to the extent requested by the participants, (iii) serving as a liaison between the Chairman of the Board and the Board of Directors’ independent directors on sensitive issues, (iv) consulting with the Chairman of the Board on meeting schedules and agendas in order to assure that sufficient time is available for discussion of agenda items, (v) consulting with the Chairman of the Board regarding materials to be sent to the Board of Directors, including the format and adequacy of information, (vi) consulting with the Chairman of the Board to assure the effectiveness of the Board of Directors meeting process and (vii) presiding at meetings of the Board of Directors in the event of the Chairman of the Board’s unavailability. The Lead Director is also available to receive direct communications from stockholders through Board of Directors approved procedures and may periodically, as directed by the Board of Directors, be asked to speak for the Company or perform other responsibilities. In January 2010, Mr. Womack was appointed as the Lead Director for a term to expire as of the date of the annual meeting of stockholders in 2011, at which time the role of Lead Director is expected to transition to Mr. Massaro. Non-employee and independent directors regularly schedule executive sessions in which they meet without the presence of employee directors or management. The presiding director at such executive sessions is the Lead Director.

Board of Directors Leadership Structure.  Currently, Mr. McClean serves as the Chairman of the Board, CEO and President of the Company. Our Board of Directors believes that the decision as to whether the offices of Chairman and CEO should be combined or separated is the proper responsibility of our Board of Directors. The members of our Board of Directors possess considerable experience and unique knowledge of the challenges and opportunities the Company faces. We feel they are, therefore, in the best position to evaluate the current and future needs of the Company and to judge how the capabilities of the directors and senior managers can be most effectively organized to meet those needs. Given his deep knowledge of the Company and experience in leading it through a range of business environments, our Board of Directors believes that the most effective leadership structure for the Company is to have Mr. McClean serve as both Chairman and CEO.

While Mr. McClean serves as both Chairman and CEO, our Board of Directors is comprised of Mr. McClean and nine independent directors. Further, we have four standing committees and a Lead Director, as discussed above, who is independent. Mr. McClean does not serve on any Board of Directors committee. We also have a succession plan in place for Mr. McClean. We believe that each of those measures counter-balances any risk that may exist in having Mr. McClean serve as both Chairman and CEO. For these reasons, our Board of Directors believes that this leadership structure is effective for the Company.

Board of Directors’ Role in Risk Oversight.  Management has responsibility for managing overall risk to the enterprise. Our Board of Directors assesses the enterprise-level risks that face the Company from a strategic point of view and reviews options for their mitigation. The responsibility to review and assess such risk exposure includes reviewing safety, environmental, financial, contingent liabilities, and other risks which may be material to the Company, as well as the activities of management in identifying, assessing, and mitigating against business, commercial, operational, financial, and other risks associated with the Company’s products and services. The CEO periodically reports on his and management’s assessment of risks impacting the Company. The Audit Committee, discussed below, has the responsibility to review the Company’s major financial reporting risks or exposures and to assess the steps taken by management to monitor and control such risks and exposures. In addition, the Audit Committee reviews the Company’s major financial risks and exposures, including, but not limited to: (i) insurance; (ii) any special-purpose entities, complex financing transactions and related off-balance sheet accounting matters; and (ii) legal matters that may significantly impact the Company’s financial statements or risk management. In addition, the Finance Committee provides ongoing guidance and oversight of transactions involving financing, investments, and merger and acquisition activity, as more fully described on page 11.

Stockholder Communications.  Interested parties may communicate with the Lead Director or any of the non-employee and independent directors by submitting a letter addressed to their individual attention or to the attention of non-employee directors c/o General Counsel at P.O. Box 1046, Dallas, Texas 75221.

Meetings of the Board of Directors.  During the fiscal year ended August 31, 2010, the entire Board of Directors met ten times, of which eight were regularly scheduled meetings and two were special meetings. All directors attended at least seventy-five percent (75%) or more of the meetings of the Board of Directors and of the committees on which they served. We expect all directors and nominees to attend the annual meeting.

Non-Employee Directors Meetings.  All of the non-employee members of the Board of Directors, which includes all members of the Board of Directors other than Mr. McClean, held six non-employee director meetings in connection with Board of Director meetings and one stand alone meeting in compliance with the listing requirements of the NYSE.

Audit Committee.  The Board of Directors has a standing Audit Committee which performs the activities more fully described in the Audit Committee Report on page 49. The members of the Audit Committee during fiscal year 2010 were Messrs. Adams, Guido, Kelson, Neary, and Womack. During the fiscal year ended August 31, 2010, the Audit Committee met nine times. Mr. Neary is Chairman of the Audit Committee. In January 2011, subsequent to re-election, Mr. Guido is expected to transition to Chairman of the Audit Committee.

Compensation Committee.  The Board of Directors has a standing Compensation Committee that is responsible for the matters described in the Compensation Committee’s charter including, (i) annually reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and the other executive officers, (ii) evaluating the performance of the CEO and the other executive officers in light of those goals and objectives and (iii) determining and approving the CEO’s compensation based on this evaluation as well as setting the compensation of the other executive officers following a review with the CEO of the CEO’s evaluation, recommendations and decisions as to the performance and compensation of the other executive officers. In addition, the Compensation Committee assists the Board of Directors in the discharge of its responsibilities relating to the establishment, administration and monitoring of fair and competitive compensation and benefits programs for our executive officers and other executives. Mr. Womack is Chairman of the Compensation Committee. In January 2011, subsequent to re-election, Mr. Smith is expected to transition to Chairman of the Compensation Committee. The Compensation Committee met nine times during the fiscal year ended August 31, 2010. Additional responsibilities of the Compensation Committee are (i) to assist the Board of Directors in the establishment, administration and monitoring of the CEO’s and other executive officers’ compensation and benefits programs, (ii) to make recommendations to the Board of Directors for employer contributions to our defined contribution plan, (iii) to review compensation policies, plans and reports related to compensation and benefit matters including the designation of eligible employees and establishment of performance periods and goals for one year and three-year performance periods commencing in fiscal year 2010 and certifying the extent to which performance goals for periods ended with fiscal year 2010 were achieved, (iv) to approve the issuance of restricted stock awards, restricted stock unit awards and grants of stock appreciation rights, (v) to conduct a Compensation Committee self-assessment, (vi) to review the Compensation Committee’s charter and (vii) to review the Compensation Committee Report and the Compensation Discussion and Analysis section included in each Proxy Statement. For a further discussion of the Compensation Committee’s role in executive officer compensation, the role of executive officers in determining or recommending the amount or form of executive compensation and the Compensation Committee’s use and engagement of independent third-party compensation consultants, please see the “Compensation Discussion and Analysis” section of this Proxy Statement. Pursuant to the Compensation Committee Charter, the Compensation Committee may delegate authority to a subcommittee consisting of at least two members of the Board of Directors. Ms. Owen and Messrs. Best, Massaro, Neary, Smith, and Womack served as members of the Compensation Committee during fiscal year 2010.

Nominating and Corporate Governance Committee.  The Board of Directors has a standing Nominating and Corporate Governance Committee that is responsible for the matters described in the Nominating and Corporate Governance Committee’s charter including, (i) identifying and making recommendations as to individuals qualified to be nominated for election to the Board of Directors, (ii) reviewing management succession planning, including reviewing and considering candidates for executive officer succession, (iii) considering the structure of the Board of

Directors and compensation of non-employee directors, (iv) considering our corporate governance guidelines, (v) considering committee and Board of Directors self-assessment processes and evaluations of management, and (vi) other corporate governance matters. During 2010, the Nominating and Corporate Governance Committee consisted of Ms. Owen and Messrs. Adams, Best, Guido, Kelson, Massaro, Neary, Smith and Womack. Mr. Massaro is Chairman of the Nominating and Corporate Governance Committee. In January 2011, the role of Chairman is expected to transition to Mr. Kelson. The Nominating and Corporate Governance Committee met six times during the fiscal year ended August 31, 2010.

The Nominating and Corporate Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of stockholders. Director candidates must also have an inquisitive and objective perspective, practical wisdom and mature judgment. In addition to considering these qualifications, the Nominating and Corporate Governance Committee will consider such relevant factors as it deems appropriate, including the current composition of our Board of Directors, the evaluations of other prospective nominees, and the need for any required expertise on our Board of Directors or one of its committees. The Nominating and Corporate Governance Committee also contemplates multiple dynamics that promote and advance diversity amongst our members of our Board of Directors. Although the Nominating and Corporate Governance Committee does not have a formal diversity policy, the Nominating and Corporate Governance Committee considers a number of factors regarding diversity of personal and professional backgrounds (both domestic and international), national origins, specialized skills and acumen, and breadth of experience in industry, manufacturing, financing transactions, and business combinations. Dedication of sufficient time, energy and attention to insure diligent and effective performance of their duties is expected of directors. Directors should be committed to serve on our Board of Directors for an extended period of time. In order for the Nominating and Corporate Governance Committee to consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors, stockholders should submit the names, biographical data and qualifications of such persons in writing in a timely manner addressed to the attention of the Nominating and Corporate Governance Committee and delivered to the Corporate Secretary of Commercial Metals Company at P.O. Box 1046, Dallas, Texas 75221.

Finance Committee.  In April 2010, the Board of Directors established a standing Finance Committee that is responsible for the matters described in the Finance Committee’s charter, including reviewing and making recommendations to the Board of Directors with respect to (i) potential strategic transactions including mergers, acquisitions, divestitures, joint ventures and other investments and proposed major capital expenditures along with reviewing the performance of the forgoing, (ii) our cash position, capital structure and strategies, financing strategies, debt arrangements and insurance coverage matters, (iii) our dividend policy, stock splits and stock repurchases and debt arrangements, (iv) the issuances, as appropriate, of debt or equity securities and (v) the adequacy of the funding of our funded retirement plans and welfare benefits plans (other than those plans maintained pursuant to a collective agreement that names a joint administrative board as the governing plan fiduciary) in terms of our corporate purposes and objectives. The Finance Committee also conducts annually an evaluation of its own performance and, in light of this, considers changes in the membership, charter or procedures. During 2010, the Finance Committee consisted of Messrs. Guido, Massaro, Smith and Womack. Mr. Guido is Chairman of the Finance Committee and in January 2011, Mr. Best is expected to transition to the role of Chairman. The Finance Committee met three times during the fiscal year ended August 31, 2010.

IT Sub-Committee.  In April 2007, the Nominating and Corporate Governance Committee established a sub-committee (the “IT Sub-Committee”) to assist the Board of Directors’ oversight of a significant company-wide enterprise software implementation known as the Process Improvement Project (“PIP”). The IT Sub-Committee was chaired by Mr. Guido with Messrs. Massaro, Smith and Womack as members. During fiscal year 2010, the IT Sub-Committee met six times to review reports on PIP progress, including the PIP scope, expense, staffing and scheduling of the implementation process. In April 2010, the Nominating and Corporate Governance Committee determined that any continuing oversight related to IT and IT-related controls should transition to the Audit Committee and that any future capital payouts related to enterprise level IT systems would be jointly reviewed by the Audit Committee and Finance Committee.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers and beneficial owners of more than ten percent (10%) of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and any of our other equity securities. Based solely upon our review of the copies of such forms received by us or written representations that no other forms were required from reporting persons, we believe that all such reports were submitted on a timely basis during the fiscal year ended August 31, 2010.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the following section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended August 31, 2010.

Robert R. Womack (Chairman)
Rhys J. Best
Anthony A. Massaro
Robert D. Neary
Dorothy G. Owen
J. David Smith

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

We are primarily engaged in the manufacture, recycling, marketing and distribution of steel and metal products and related materials and services through a network of locations throughout the world. We employ over 11,500 employees and operate approximately 225 locations throughout the globe. Management of our businesses is divided into two operating divisions – CMC Americas and CMC International. On December 1, 2009, the CMC Americas Division was realigned into three segments: Americas Recycling, Americas Mills and Americas Fabrication (previously Americas Fabrication and Distribution). On December 1, 2009, the CMC International Division was realigned into two segments: International Mills and International Marketing & Distribution (previously International Fabrication and Distribution).

Our executive team members are the stewards of our competitive resources and decision making. In order to compete effectively in the industry, it is critical that we attract, retain, and sustain motivated leaders who can best position the Company to deliver financial and operational results that benefit our stockholders. We believe we have a strong, well-designed compensation program to achieve this objective.

What is the Role of the Compensation Committee in Establishing Our Compensation Principles?

The Compensation Committee of the Board of Directors (for purposes of this Compensation Discussion and Analysis section and related tables, the “Committee”) oversees the compensation and benefit programs of our executives. The Committee determines the compensation of the senior leadership group (our officers, key operating and senior staff executives) individually. The Committee is responsible for ensuring that our compensation policies and practices support the successful recruitment, development, and retention of the executive talent required by the Company to achieve our business objectives. The Committee is made up entirely of independent directors, consistent with the current listing standards of the NYSE.

The executive compensation program is targeted to attract top-caliber, achievement-oriented executives. Our executive compensation philosophy is based on the premise that it is in the best interests of the stockholders for us to establish and maintain a competitive executive compensation program. Our base salary philosophy consists of maintaining competitive base salaries which we target at approximately the 40th percentile benchmarked against positions of similar responsibility within the Peer Group as defined below. Short and long-term variable compensation provides the opportunity, based on performance, to earn in excess of the Peer Group 75th percentile. A significant portion of potential executive compensation is “variable” based upon our financial performance, which we believe aligns executive performance goals with those of stockholders, and, thus, constitutes a larger percentage of an executive’s overall compensation opportunity. We will pay higher compensation when goals are exceeded and reduced compensation when goals are not met, taking into consideration individual ability to influence results.

To that end, the Committee has approved an executive compensation program that:

•	facilitates the attraction and retention of top-caliber talent;

•	aligns the interests of our executives with those of stockholders – in both the short and long-term; and

•	offers moderate base salaries and competitive employee benefits coupled with significant annual and long-term “variable” incentives dependent upon achieving superior financial performance of the Company and/or business units.

Within the objectives listed above, the Committee generally believes that best practices call for the performance metrics by which “variable” compensation is:

•	largely formulaic;

•	designed to compensate based upon individual, business unit and Company performance;

•	established and communicated early in the performance period; and

•	designed generally to minimize subjective discretion.

In addition, the Committee strongly believes that a portion of our executive compensation program must remain purely discretionary. This approach provides the Committee with the flexibility to reward executives for successfully addressing challenges and opportunities not reasonably foreseeable at the beginning of a performance period, thereby encouraging executives to seek the best resolution for the Company. Discretionary compensation also allows the Committee (i) to evaluate and reward executive performance in areas such as employee development and training, and leadership and succession planning, (ii) to perform a qualitative assessment of the business and competitive conditions in which we operate, including whether we have been confronted with any significant or unexpected challenges during the fiscal year which were not contemplated when the incentive goals were set in place at the outset of the fiscal year, and (iii) to consider issues of internal equity and external benchmarking. Absent this flexibility, we do not believe that the Committee would have adequate ability to modify executive compensation as a result of events not contemplated by a static incentive design.

How Does the Committee Operate?

Annually, the Committee reviews our executive compensation program in total and each program feature specifically. The review includes an analysis of market compensation practices and developments, external regulatory requirements, the competitive market for executive talent, the evolving culture and demands of the business, and our compensation philosophy. The Committee periodically adjusts the various compensation elements to best align the goals of our executives with those of stockholders as well as with the requirements of our business and regulatory environment.

Does the Committee or the Company Use External Compensation Advisors?

Since 2005, the Committee has engaged Ernst & Young LLP (“E&Y”) on an ongoing basis to consult on compensation matters. All work performed by E&Y with regard to our executive compensation program is tasked and overseen directly by the Committee. Our management works with E&Y, and occasionally other external advisors hired by management to ensure that the information, analysis, and recommendations given to the Committee provide a thorough and accurate basis for its decisions. In 2010, management engaged Towers Watson (“Towers Watson”) as management’s compensation consultant. In addition, we participate in and purchase various compensation surveys and studies which management uses to analyze compensation for employees other than the executives listed in the Summary Compensation Table on page 33. This information is also made available to the Committee. We believe that utilizing information from multiple external consulting firms and surveys ensures an objective and well-rounded view of executive compensation practices.

In 2010, we paid E&Y approximately $320,000 for services provided to the Compensation Committee relating to executive and director compensation. In addition, we paid E&Y an additional $393,000 for tax-related services provided during 2010.

The Committee believes that adequate safeguards exist to ensure the continued independence and objectivity of E&Y’s compensation consulting advice and will monitor the other services provided by E&Y.

What is the Role of Management in Compensation Decisions?

We strongly believe that the best answer for aligning executive and stockholder interests is through an executive compensation program designed with input from management in an ongoing dialogue with the Committee and, as appropriate, the compensation advisors listed above regarding internal, external, cultural, business and motivational challenges and opportunities facing us and our executives. To that end, the executive team analyzes, with assistance from the compensation advisors, trends and recommends improvements to the compensation programs. Specifically, Mr. McClean, the Chairman of the Board, CEO and President, reviews with the Committee his recommendations (without any recommendation as to his own compensation) regarding base salary adjustment, annual bonus, long-term bonus and equity awards for his senior executive group (approximately 20 executives) to ensure alignment of stockholder interests and executive goals as well as reward for performance. No management recommendation is made with regard to any compensation for Mr. McClean. All final decisions regarding compensation for these employees which include the executives listed in the Summary Compensation Table on page 33 are made by the Committee.

As periodically invited by the Committee, the following have attended meetings or portions of meetings of the Committee in fiscal year 2010: Mr. McClean, Mr. Alvarado, Chief Operating Officer, Mr. Larson, Senior Vice President and CFO, Ms. Bruder, Senior Vice President of Law, Government Affairs and Global Compliance, General Counsel and Corporate Secretary, James B. Alleman, Senior Vice President of Human Resources, and Mr. Devesh Sharma, Senior Vice President of Business Development and Business Processes, as well as employees of the external compensation advisors listed above and, at the specific invitation of the Committee, other members of management have been invited to present information that the Committee believes is pertinent to its effective decision making.

Who are the Participants in the Executive Compensation Programs?

The executive compensation program discussed herein applies to larger groups of executives than the five Named Executive Officers (as defined below) included in the Summary Compensation Table on page 33.

The various individuals and groups who participate in our executive compensation program are listed below.

Named Executive Officers (the “NEOs”) for fiscal year 2010 are:

•	Mr. McClean, Chairman of the Board, Chief Executive Officer and President

•	Mr. Alvarado, Executive Vice President and Chief Operating Officer

•	Mr. Zoellner, Executive Vice President Commercial Metals Company & President – CMC International Division

•	Mr. Porter, Senior Vice President Commercial Metals Company & President – CMC Americas Division

•	Mr. Larson, Senior Vice President and Chief Financial Officer

Senior Executives for fiscal year 2010 are:

•	Approximately 20 senior executives, including the NEOs

Senior Managers for fiscal year 2010 are:

•	All other business, branch, and staff unit managers – approximately 200 positions, excluding Senior Executives

How is the Competitiveness of our Compensation Program Established?

Our executive compensation program is designed so that total short-term and long-term compensation is competitive with comparable positions at comparable companies which have achieved comparable results. Annually, with regard to NEOs, the Committee selects what it considers to be the most comparable companies with emphasis on their industry focus, size, scope, and complexity of operations. Compensation at this selected group of companies (the “Peer Group”) is used as a benchmark against which our compensation practices for NEOs and all Senior Executives are tested. The Peer Group does not vary significantly one year to the next to ensure a stable basis of comparison. The Committee selected the following companies to comprise the Peer Group used for evaluation of compensation attributable to fiscal year 2010 and fiscal year 2011:

•	AK Steel Holding Corporation

•	Allegheny Technologies Incorporated

•	Gerdau Ameristeel Corporation *

•	Mueller Industries, Inc.

•	Nucor Corporation

•	Reliance Steel & Aluminum Co.

•	Schnitzer Steel Industries, Inc.

•	Steel Dynamics, Inc.

•	The Timken Company

•	United States Steel Corporation

•	Worthington Industries

How did the Overall Compensation Practices Function Based on the Unusual Economic Environment Present during Fiscal Year 2010?

In light of the unusual economic environment for fiscal year 2010, the following actions were taken:

•	the NEOs voluntarily reduced their base salaries by 10% effective January 1, 2009 through August 31, 2010, with the exception of Mr. Alvarado who was hired in April 2010 and Mr. Porter who was promoted to his current position in April 2010;

•	there were no Annual Cash Incentive Bonus (as defined below) payments or Long-Term Cash Incentive (as defined below) payments to the NEOs for fiscal year 2010;

•	the NEOs received performance based restricted stock units with vesting being based on our ranking as compared to the Peer Group on total stockholder return;

•	the Senior Executives, other than the NEOs, each voluntarily elected to reduce their base salaries by 5% effective October 1, 2009 through August 31, 2010;

•	for fiscal year 2010, the Committee made the “variable” cash compensation less formulaic and more qualitative than in prior years as described below under “Annual Cash Incentive Bonus” by providing the

* For fiscal year 2011, Gerdau Ameristeel Corporation will not be included in the Peer Group as it is no longer a public company.

Committee with more discretion in determining whether to make certain payments and providing more qualitative key performance indicators for the Committee to consider; and

•	effective March 2010, the Company’s maximum matching contribution to the Company’s 401(k) Plan was reduced from 4.5% to 3.5%. Also, the Company did not make a profit sharing contribution to the 401(k) Plan for calendar year 2009 and does not expect to make a contribution for calendar year 2010.

What are the Components and Objectives of Short and Long-Term Compensation?

Compensation Mix

In accordance with our overall compensation philosophy and program, executives are provided with a mix of base salary, employee benefits, short-term incentives, long-term incentives, and health and welfare benefits. Our compensation philosophy places a greater portion of the potential compensation for each Senior Executive “at risk” such that compensation will vary based on performance. “Variable” compensation is a component of compensation for most of our employees, but it is reflected in greater proportion in the NEO compensation. Similar to the Senior Executives, including the NEOs, most employees are eligible to earn a performance-based bonus that is potentially significant and material in relation to their base salary. The table on the following pages displays the overall mix of compensation and the objectives for each component:

PROGRAM	DESCRIPTION	PARTICIPANTS	OBJECTIVES
ANNUAL COMPENSATION:
Base Salary	• Annual Cash Compensation	• All salaried employees	• Retention. • Recognition of individual performance.

Annual Cash Incentive Bonus: annual bonuses under the Commercial Metals Company 2006 Cash Incentive Plan* *(the “Cash Incentive Plan”) and for 2010 pursuant to qualitative factors
• Bonus plan based on performance periods set by the Committee typically utilizing formula-driven target awards based upon performance goals.
• Bonus payout for formulaic bonus features may be reduced below (but not increased above) formula results at the discretion of the Committee.
• At the beginning of fiscal year 2010, the Committee determined qualitative factors applicable to the non-formulaic portion of the fiscal year 2010 bonus calculation.
		• Senior Executives, Senior Managers and certain exempt and non-exempt employees. Employees included in this plan are excluded from the Performance and Productivity Bonus.	• Focus executives on achieving pre-established performance goals such as return on invested capital or net assets, operating profit, net earnings or working capital reduction (etc.).

Annual Discretionary Incentive
• Cash bonuses awarded at the discretion of the Committee. The Committee may consider any circumstances it deems appropriate, such as those not contemplated when performance goals were established under the Cash Incentive Plan including evaluation of individual performance utilizing any criteria as the Committee considers appropriate.
• Senior Executives, Senior Managers and certain exempt and non-exempt employees. Employees included in this plan are excluded from the Performance and Productivity Bonus.	• Provides the Committee with flexibility to reward individual performance not contemplated in formulaic metrics.
• Focus employees on performance.
• Reviewed annually for individual contribution in context of Company performance – and internal equity and external benchmarking

*      Denotes plan approved by stockholders

PROGRAM	DESCRIPTION	PARTICIPANTS	OBJECTIVES
Performance and Productivity Bonus	• Established annually by management based on various criteria including fiscal year productivity and profitability at individual operating units.
• Most employees not included in the “Annual Cash Incentive Bonus” and the “Annual Discretionary Incentive.” Employees included in this plan are excluded from the “Annual Cash Incentive Bonus” and the “Annual Discretionary Incentive.”
• Focus non-executive employees on job and Company performance and productivity.
LONG-TERM COMPENSATION
Equity Awards under the 2006 Equity Plan*	• Discretionary equity awards which may include Stock Appreciation Rights, Restricted Stock, Stock Options or other forms of equity-based incentives.	• Senior Executives, Senior Managers and employees designated by the Committee	• Drives long-term Company financial performance and focus on long-term success. • Retention. • Employee alignment with stockholders via stock ownership.

Long-Term Bonus under the Cash Incentive Plan*	• A cash incentive using a multi year performance period, currently based on average growth in EBITDA over a three-year period with targets set by the Committee.	• Senior Executives and Senior Managers and employees designated by the Committee	• Focus on corporate/stockholder values. • Focus on increasing long-term earnings.

RETIREMENT PROGRAMS
Profit Sharing and 401(k) Plan
• ERISA qualified defined contribution plan that allows most U.S. employees to elect pre-tax deferrals, receive a discretionary Company match on a portion of elective deferrals and participate in discretionary Company contributions subject to IRS limits.
		• Most U.S. employees beginning the first of the month following thirty days of employment for deferral and Company matching eligibility; one year of service required for profit sharing eligibility	• Attract qualified employees. • Retention. • Provide vehicle for retirement.

Benefit Restoration Plan	• A non-qualified plan designed to restore the benefits that would otherwise have been received by an eligible employee under the Profit Sharing and 401(k) Plan but for the applicable IRS limits.	• Employees designated by the Committee	• Attract qualified employees. • Retention. • Provide vehicle for retirement.

Discretionary Pension Plan	• A pension retirement plan in those countries where neither the Profit Sharing and 401(k) Plan nor the Benefit Restoration Plan is applicable.	• Senior Executives and Senior Managers in non-U.S. locations	• Attract qualified employees • Retention. • Provide vehicle for retirement.

PROGRAM	DESCRIPTION	PARTICIPANTS	OBJECTIVES
OTHER EXECUTIVE BENEFITS
Perquisites	• Company provided automobiles and related insurance and maintenance.	• Senior Executives • Certain Senior Managers • Based on business needs	• Attract qualified employees. • Retention.

Other Benefits	• Medical, dental, vision, life insurance, short and long-term disability, employee assistance program, Employee Stock Purchase Plan, and other welfare benefits.	• All employees	• Attract qualified employees. • Retention.

Base Salary

We pay an annual base salary to each of our NEOs in order to provide them with a fixed rate of cash compensation that is “non-variable” during the fiscal year. The Committee establishes a base salary for our NEOs based upon a number of factors, including the underlying scope of their responsibilities, their individual performance, their experience, internal equity, competitive market compensation and retention concerns.

The base salary target of the 40th percentile is only an approximate target, given that many factors impact whether the Company, or an individual executive, is positioned precisely at the 40th percentile of the market within the Peer Group. The Committee strives to maintain salaries at a level that will attract top talent, but with a significant portion of an executive’s total compensation based on our success.

Upon an evaluation of a material change in an executive’s responsibilities during a fiscal year, the Committee may increase or decrease an executive’s compensation accordingly.

For fiscal year 2010, Mr. McClean’s minimum base salary remained at $700,000, voluntarily reduced by 10% to $630,000 by Mr. McClean effective from January 1, 2009 to August 31, 2010. His base salary was effective as of the beginning of fiscal year 2009, following his election as Chairman of the Board and after comparing Mr. McClean’s base salary to other executives in the Peer Group who are Chairman of the Board, CEO and President.

Mr. Alvarado was hired by us on April 30, 2010, with a base salary of $500,000.

Mr. Zoellner’s base salary for fiscal year 2010 remained at CHF 535,000 (voluntarily reduced by 10% to CHF 481,500 effective from January 1, 2009 to August 31, 2010) (USD equivalent for comparison purposes of $522,460 and $470,214 respectively based on the average monthly exchange rate of 1.027 for the prior 12 months). Mr. Zoellner is the President of our International Division and a resident of Switzerland. His salary is set at the beginning of each fiscal year in Swiss Francs as approved by the Committee. His Swiss Francs salary remains constant until the following fiscal year when it is evaluated and reviewed for internal equity and external market appropriateness.

Mr. Porter was promoted to Senior Vice President of the Company and President CMC Americas in April 2010, and his base salary was increased to $440,000 as a result of his increased responsibilities in connection with his promotion.

For fiscal year 2010, Mr. Larson’s base salary remained at $390,000. Mr. Larson’s base salary was voluntarily reduced by 10% to $351,000 effective from January 1, 2009 to August 31, 2010.

In response to the unique and uncertain economic climate, our NEOs voluntarily reduced their base salaries by 10% until August 31, 2010, with the exception of Mr. Alvarado who was hired in April 2010 and Mr. Porter who was promoted to his current position in April 2010. Those NEOs volunteered these reductions to help us maintain our focus on performance and remaining competitive during challenging market conditions. On October 1, 2009, the remaining Senior Executives, including Mr. Porter, voluntarily reduced their base salaries by 5%, and these reductions remained in effect until August 31, 2010. With the exception of Mr. Porter, who was promoted and received a salary increase, and Mr. Alvarado, who was hired in April 2010, the base salaries for the NEOs did not change in fiscal year 2010 from fiscal year 2009. The base salaries of the NEOs and Senior Executives who voluntarily reduced their salaries were returned to the previous levels on August 31, 2010. Using the criteria discussed above, during the annual review of executive salaries for the 2011 fiscal year in conjunction with a review of the results of fiscal year 2010, the Committee decided to increase the NEO salaries from the levels set for fiscal year 2010 to keep pace with Peer Group salaries and to maintain its objective to pay near the 40th percentile of its Peer Group. The Committee increased Mr. McClean’s base salary from $700,000 to $850,000, an increase of 21.43%, to move his base salary near the 40th percentile of the Peer Group for his position. Mr. Zoellner’s base salary was increased from CHF 535,000 (USD 522,460) to CHF 555,970 (USD 542,939), an increase of 3.92%, placing his base salary slightly above the 40th percentile of the Peer Group for similar positions. Mr. Larson’s base salary was increased from $390,00 to $420,000, an increase of 7.69%, to approximately the 40th percentile of the Peer Group for his position. Mr. Alvarado’s and Mr. Porter’s base salaries were not increased since they are new to their roles and the base salaries were at the 40th percentile of the Peer Group for their respective positions. Mr. McClean, Mr. Zoellner, and Mr. Larson, however, voluntarily elected to forego receipt of the base salary increases awarded to them by the Committee until a future date at their discretion when the Company’s performance has improved. Thus, while their salary awards set by the Committee will be used in calculating incentive awards and any employee contract payments, they will not receive an increase in their current base salaries until their election at a future date.

Annual Cash Incentive Bonus

At the 2007 annual meeting of stockholders, our stockholders approved the Commercial Metals Company 2006 Cash Incentive Plan (the “Cash Incentive Plan”), the purpose of which is to advance the interests of the Company and our stockholders by:

•	providing those employees designated by the Committee, which may include NEOs, Senior Executives, Senior Managers and other employees, incentive compensation tied to stockholder goals for Company and individual performance;

•	identifying and rewarding superior performance;

•	providing competitive compensation to attract, motivate, and maintain outstanding employees who achieve superior financial performance for us; and

•	fostering accountability and teamwork throughout the Company.

In accordance with the terms of the Cash Incentive Plan, the Committee establishes appropriate annual or longer term performance periods, designates those executives eligible to participate, sets the level of potential awards and determines the financial or other performance measures which, if attained, result in payment of awards (the “performance goals”). Management may periodically make recommendations as to these matters, but the Committee makes all decisions for implementation of the Cash Incentive Plan. In establishing performance goals, the Committee reviews both our past and forecasted performance levels applicable to those executives with overall Company responsibilities and, with respect to Mr. Porter and Mr. Zoellner, each business unit for which they are responsible. The Committee then exercises its judgment to establish levels of performance needed to achieve targets in the context of the overall industry conditions and projected general economic conditions.

The Committee has elected to establish both an annual and a long-term performance period (discussed below under “Long-Term Cash Incentive”) under the Cash Incentive Plan. The performance period for the annual bonus (the “Annual Cash Incentive Bonus”) is our fiscal year. The Annual Cash Incentive Bonus is designed to focus our executives on short-term return and operating profit goals. The performance period for the long-term performance incentive (the “Long-Term Cash Incentive”) is three years and is designed to focus our executives on long-term EBITDA goals. We believe that the two goals in concert help ensure that executives are focused on fully leveraging our assets, maximizing operational efficiencies and seeking profitable growth opportunities.

For the performance period fiscal year 2010, the Senior Executives, including the NEOs, were designated by the Committee as participants eligible to receive an Annual Cash Incentive Bonus. The Annual Cash Incentive Bonus payout opportunities set for threshold, target and maximum performance and established as a percentage of each participating NEOs base salary, applicable to the fiscal year 2010 performance period are shown in the following table. There were no Annual Cash Incentive Bonuses paid to the NEOs in fiscal year 2010.

2010 Annual Cash Incentive Bonus Opportunity
Expressed as a Percentage of Base Salary at Beginning of Fiscal Year 2010

Name	Threshold	Target(1)	Maximum

Murray R. McClean	50%	100%	300%
Hanns K. Zoellner	37.5%	75%	210%
Tracy L. Porter	35%	75%	210%
William B. Larson	35%	75%	195%

Mr. Alvarado was not eligible for the above opportunity because his employment began in April 2010.

(1)	Target Incentive Bonus Opportunity is designed to achieve, when combined with base salary, approximately the 50th percentile, or slightly higher, of Peer Group comparable position annual cash compensation.

The 2010 performance goals were based on overall Company performance, business unit performance or a combination of each. For Messrs. McClean and Larson, overall Company FIFO ROE (defined below) composed one hundred percent (100%) of the performance goal for awards for the fiscal year 2010 performance period. For Messrs. Zoellner and Porter, overall Company FIFO ROE composed fifty percent (50%) and their respective business unit RONA (defined below) composed fifty percent (50%) of the measurement matrix for their performance awards. First In First Out Return On Equity or “FIFO ROE” means for the Company the percentage obtained by dividing net earnings calculated using the first in, first out inventory costing principle for all inventories by the average of the beginning of the fiscal year and end of the fiscal year balances of total stockholders’ equity, with each of the beginning and ending total stockholders’ equity balances calculated utilizing the first in, first out inventory costing principle for all inventories. Return on Net Assets or “RONA” means for an applicable business unit, the percentage obtained by dividing Operating Profit by the value of average net assets, determined by using the first in, first out (“FIFO”) method of inventory valuation. “Operating Profit” means FIFO Net Earnings for an applicable business unit, before income taxes, interest (both internal and external) and program/discount fees and expenses. “FIFO Net Earnings” means net earnings calculated using the FIFO inventory costing principle for all inventories.

The fiscal year 2010 performance goals of the Company and business unit components established for the 2010 Annual Cash Incentive Bonus are set forth below.

With regard to fiscal year 2010, the Committee, in light of the Company’s forecasted poor economic conditions, set as the threshold for any bonus payment the minimum FIFO ROE of 3%, which would pay at threshold of the executives’ bonus range, and a maximum FIFO ROE of 5% which would pay at target of each executives respective bonus range. The Committee reasoned that the stockholder should receive at least a modest return on equity before executive bonuses, based on financial performance, should be paid. Further, the Committee determined that any other bonus amounts that might be paid for fiscal year 2010 would be based on qualitative achievements that, it might determine in its sole discretion, would contribute to improving short- and/or long-term profitability. The qualitative factors identified by the Committee were to include but not be limited to such measures as working capital improvements, investment projects improvements, cost reduction projects, safety and succession planning. In setting the 2010 Annual Cash Incentive Bonus, the Committee took into consideration our business plan approved in October 2009 and the continued volatility in the markets in which we operate and set the minimum FIFO ROE (and RONA based off of the FIFO ROE) required to make the threshold payments under the formulaic portion of the Annual Cash Incentive Bonus and the target FIFO ROE (and RONA based off of the FIFO ROE) required to make the target payments under the formulaic portion of the Annual Cash Incentive Bonus.

Messrs. McClean’s and Larson’s 2010 Annual Cash Incentive Bonus Performance Goals

Commercial Metals Company	Weighting	Threshold	Target
FIFO ROE	100%	3%	5%

Mr. Zoellner’s 2010 Annual Cash Incentive Bonus Performance Goals

Commercial Metals Company	Weighting	Threshold	Target
FIFO ROE	50%	3%	5%

Business Unit Performance Goal	Weighting	Threshold	Target
International Division

RONA	50%	10.2%	11.7%

Mr. Porter’s 2010 Annual Cash Incentive Bonus Performance Goals

Commercial Metals Company	Weighting	Threshold	Target
FIFO ROE	50%	3%	5%

Business Unit Performance Goal	Weighting	Threshold	Target
Americas Division

RONA	50%	12.9%	15.2%

Aside from whether the target level for the 2010 Annual Cash Incentive Bonus is reached for a NEO, as described above, the NEO was eligible to receive additional 2010 Annual Cash Incentive Bonus payments if the Committee determined to make such additional payment based on the qualitative factors set forth above. For each NEO, such additional payment was limited to the difference between the target bonus opportunity and the maximum bonus opportunity expressed as a percentage of base salary as set forth above.

Our overall performance in fiscal year 2010, measured in terms of net earnings, was not profitable for the year; none of the threshold goals were met for fiscal year 2010, therefore no fiscal year 2010 Annual Cash Incentive Bonus payments were awarded to NEOs pursuant to the Cash Incentive Plan on either a formulaic or qualitative basis.

How and Why are Discretionary Bonuses Awarded To Executives?

Separate from, and in addition to the Annual Cash Incentive Bonus, the Committee may, in its discretion, approve an additional discretionary cash award to employees, including the NEOs (the “Annual Discretionary Incentive”). This Annual Discretionary Incentive is generally established as a percentage of the executive’s base salary, but the method of calculation of all Annual Discretionary Incentive awards is solely at the discretion of the Committee. The Committee believes that it is important to maintain discretionary authority over a portion of our executives’ annual cash incentives in order to respond to circumstances unforeseen at the beginning of the fiscal year when metrics and qualitative factors are established. At the end of each fiscal year the Committee determines whether any discretionary awards are deemed warranted, and, if so, the amount of the Annual Discretionary Incentive to be granted. Each discretionary cash award is based on the Committee’s evaluation of the individual’s overall job performance including (i) progress toward non-financial or less objective goals such as employee development, training and leadership and succession planning, (ii) a qualitative assessment of the business and competitive conditions in which we operate, including whether we have been confronted with any significant and unexpected challenges during the fiscal year which were not contemplated when the incentive goals and qualitative factors were set in place at the outset of the fiscal year, and (iii) issues of internal equity and external benchmarking. There were no fiscal year 2010 Annual Discretionary Incentive awards for the NEOs.

Long-Term Cash Incentive

As discussed above under Annual Cash Incentive Bonus, the Committee has elected to establish both annual and longer term performance periods under the Cash Incentive Plan. In accordance with the objectives of the Cash Incentive Plan, we provide Senior Executives, including participating NEOs, the opportunity for cash payments (“Long-Term Cash Incentive”) contingent on the attainment of multi-year performance goals. Acting in concert, the Annual Cash Incentive Bonus, the Annual Discretionary Incentive, and the Long-Term Cash Incentive provide balanced cash incentives that reward executive focus on delivering short-term results and on continuing long-term growth. Through fiscal year 2009, at the beginning of each three-year performance period, the Committee established performance goals and set threshold, target and maximum achievement levels for award opportunities for each participant expressed as a percentage of that participant’s base salary in effect at the beginning of the period. Results are measured over the ensuing three-year period. Participants are paid cash awards following the end of each three-year period only if we achieve the performance goals. A minimum level (threshold) is established below which no payment will be made to any participant as well as a target and maximum award payment for each participant.

During each of the performance periods consisting of fiscal years 2008 through 2010 and 2009 through 2011, growth in net earnings before interest (including accounts receivable securitization program expense), taxes, depreciation, amortization and accrual for Long-Term Cash Incentives, which we call EBITDA, was used as the sole performance goal. For the three-year periods of fiscal years 2008 through 2010 and 2009 through 2011, the minimum hurdle to reach a threshold Long-Term Cash Incentive payment was a continuation of our new record 2007 EBITDA multiplied by three (the “Threshold LTI-EBITDA”). Increases to the Threshold LTI-EBITDA have been required over each three-year performance period to attain target and maximum payments. In order to attain the target payments, we must increase the Threshold LTI-EBITDA by 6%. In order to attain the maximum payments, we must increase the Threshold LTI-EBITDA by 8%. Through fiscal year 2009, the Committee considered only Company results (rather than individual business unit results or individual performance) in establishing this performance goal for the Long-Term Cash Incentive.

Through fiscal year 2009, the Committee considered the establishment of high, yet attainable, results over a three-year performance period to be a significant factor in balancing short-term and longer term cash incentives as part of the executive compensation program. The Committee believed the use of growth in Long Term Incentive EBITDA (“LTI-EBITDA”) over a three-year period as a performance goal focused our participating executives on activities that cause us to generate earnings growth, a key factor in increasing stockholder value.

At the end of each three-year performance period, the Committee reviews a report derived from our audited financial statements as to the level of achievement of the performance goal for the period, approves the calculations of the awards based on achievement of the previously established threshold, target and maximum award levels and authorizes payment of the awards to those executives that were designated as participants at the beginning of the three-year performance period. Additionally, through fiscal year 2009, the Committee approved the group of Senior Executives (including the participating NEOs) and Senior Managers who are designated to participate in the three-year performance period then beginning as well as establishing the applicable LTI-EBITDA performance goal for the period as described above.

The following tables describe the payout opportunity set for threshold, target and maximum performance (expressed as a percentage of base salary at the beginning of each respective three-year period) for the performance period ended in fiscal year 2010 and ending in fiscal year 2011. Since the Threshold LTI-EBITDA level was not met for fiscal year period 2008-2010, there were no Long-Term Cash Incentive payments attributable to the three-year performance period ended August 31, 2010.

Fiscal Year 2008 through 2010 Long-Term Cash Incentive Opportunity
Expressed as a Percentage of Base Salary at Beginning of Fiscal Year 2008

	Threshold LTI-EBITDA	Target(1) LTI-EBITDA	Maximum LTI-EBITDA
Name	$691,629,000	$733,126,740	$746,959,320
Murray R. McClean	40%	80%	120%
Hanns K. Zoellner	35%	70%	105%
Tracy L. Porter	15%	30%	45%
William B. Larson	30%	60%	90%

Mr. Alvarado was not eligible for the above opportunity because his employment began in April 2010.

These performance targets do not correspond to any financial guidance that we have provided or may provide for future periods and should not be considered as statements of our expectations or estimates of results. We specifically caution investors not to apply these statements to other contexts.

Fiscal Year 2009 through 2011 Long-Term Cash Incentive Opportunity
Expressed as a Percentage of Base Salary at Beginning of Fiscal Year 2009

	Threshold LTI-EBITDA	Target(1) LTI-EBITDA	Maximum LTI-EBITDA
Name	$691,629,000	$733,126,740	$746,959,320
Murray R. McClean	40%	80%	120%
Hanns K. Zoellner	35%	70%	105%
Tracy L. Porter	15%	30%	45%
William B. Larson	30%	60%	90%

(1)	The combination of Target Long-Term Cash Incentive and target equity awards is designed to achieve, when combined with base salary and the target Annual Cash Incentive Bonus, approximately the 50th percentile, or slightly higher, of Peer Group comparable position total direct compensation.

Mr. Alvarado was not eligible for the above opportunity because his employment began in April 2010.

In response to the unusual economic climate, in 2009, the Committee modified the Long-Term Cash Incentive for fiscal years 2010 through 2012 such that we must achieve EBITDA of $810,000,000 for fiscal year 2012, with the target level EBITDA being $858,000,000 and the maximum EBITDA level being $875,000,000 for any Long-Term Cash Incentive to be paid at the end of fiscal year 2012. This is a change from prior years where the threshold level was set as a continuation of our then record EBITDA. No minimum EBITDA targets are set, required or will be calculated for fiscal year 2010 or fiscal year 2011. The Committee, after consultation with management and E&Y, established these targets in order to align management incentives with stockholder goals in this unusual economic climate.

At the end of fiscal year 2012, the Committee intends to review a report derived from our audited financial statements as to the level of achievement of the performance goal for fiscal year 2012, approve the calculations of the awards based on achievement of the previously established threshold, target and maximum EBITDA levels and authorize payment of the awards to those executives that were designated as participants at the beginning of fiscal year 2010.

The following table describes the payout opportunity set for threshold, target and maximum performance (expressed as a percentage of base salary at the beginning of fiscal year 2010) for fiscal year 2012.

These performance targets do not correspond to any financial guidance that we have provided or may provide for future periods and should not be considered as statements of our expectations or estimates of results. We specifically caution investors not to apply these statements to other contexts.

Fiscal Year 2012 Long-Term Cash Incentive Opportunity
Expressed as a Percentage of Base Salary at Beginning of Fiscal Year 2010

	Threshold LTI-EBITDA	Target(1) LTI-EBITDA	Maximum LTI-EBITDA
Name	$810,000,000	$858,000,000	$875,000,000
Murray R. McClean	40%	80%	120%
Joseph Alvarado(2)	35%	70%	105%
Hanns K. Zoellner	35%	70%	105%
Tracy L. Porter	25%	50%	75%
William B. Larson	30%	60%	90%

(1)	The combination of Target Long-Term Cash Incentive and target equity awards is designed to achieve, when combined with base salary and the target Annual Cash Incentive Bonus, approximately the 50th percentile, or slightly higher, of Peer Group comparable position total direct compensation.

(2)	Reflects base salary when hired in April 2010.

How Does Equity Based Compensation Operate as a Component of Overall Compensation?

Equity based compensation along with cash incentive compensation is used to afford the executive the opportunity, when achieving maximum performance, to reach the upper quartile or better of Peer Group comparable position compensation.

Commercial Metals Company 2006 Long-Term Equity Incentive Plan (the “2006 Equity Plan”)

In January of 2007, the stockholders approved the 2006 Equity Plan, the purpose of which is to attract and retain the services of key management and employees of the Company and our subsidiaries and to provide such persons with a proprietary interest in the Company through the granting of equity incentives which, as determined by the Committee, may include incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other awards, whether granted singly, or in combination, or in tandem, that we believe will:

•	incent participants to achieve superior financial performance for us;

•	incent executives to increase stockholder value equal to or in excess of the average steel industry performance; and

•	provide a retention tool for us.

Grants Pursuant to the 2006 Equity Plan

In accordance with the 2006 Equity Plan, the Committee approves annual equity awards. The grant date is either the same date as the Committee approves the grant or a specifically designated future date established by the Committee when it acts. The Committee does not grant equity compensation awards or options in anticipation of the release of material non-public information and we do not time the release of such information based on equity award grant dates. The grant price for all equity awards which have grant prices under the 2006 Equity Plan is the fair market value as defined in the 2006 Equity Plan, which is the closing sales price per share of our common stock on the NYSE Consolidated Tape on the date of the award or in the absence of reported sales on such day, the most recent previous day for which sales were reported. The Committee has never approved an option or other equity award with a grant price different from the fair market value as defined under the applicable plan on the date of grant.

The Committee has established guidelines for its use in determining the number of equity-based shares to grant to our executives. The Committee determined that equity awards should, in part, be granted with a focus on (i) superior Company performance relative to the Peer Group and (ii) competitive grants as a percentage of base salary in order to encourage retention and future performance. The Committee has historically determined generally that more equity-based awards should be granted in fiscal years where our total stockholder return ranked higher amongst the Peer Group, and fewer or no equity-based awards in fiscal years where we ranked lower. While the Committee also considers each executive’s individual performance, internal equity and external equity when granting equity based awards, it believes that the tenet of “variable” compensation should also apply to equity grants.

Our three-year retrospective total stockholder return for calendar years 2007-2009 was below the 40th percentile of our Peer Group. Therefore, the return to stockholders as measured by the guidelines would not have resulted in formulaic equity grants to the NEOs. However, the Committee felt it was critical to maintain the alignment between management and stockholders and focus on our long-term success given the current economic conditions and the changes occurring in the steel industry.

With that in mind, the Committee determined that it was appropriate to make grants to certain key employees in order to maintain an alignment with the stockholders, drive Company performance as well as stock price, and to encourage employee retention. Key employees were identified by management and recommended to the Committee as critical to our future success. On June 3, 2010, these key employees, which included all of the NEOs received an aggregate of 340,000 performance based restricted stock units (“PSU”).

Upon vesting, each PSU results in the applicable NEO receiving one share of our common stock. Although certain prior equity awards had been granted using a three-year look-back approach in which total stockholder return was measured over the prior three years preceding the grant date as it had in fiscal year 2009, the Committee felt it was critical for management to focus on future performance. Therefore, the PSUs vest upon the following: (i) 50% of PSUs shall vest if we rank at the 50th percentile on a total stockholder return basis as compared to our Peer Group with the total stockholder return based on the average of the closing prices for the month of June 2010 versus the average of the closing prices for the month of June 2013; and (ii) 100% of the PSUs shall vest if we rank at or greater than the 60th percentile on a total stockholder return basis as compared to our Peer Group with the total stockholder return based on the average of the closing prices for the month of June 2010 versus the average of the closing prices for the month of June 2013. Vesting will be calculated on a straight line interpolation basis for a rank on a total stockholder return basis as compared to our Peer Group between the 50th percentile (at a vesting percentage of 50%) and 60th percentile (with a vesting percentage of 100%) with the total stockholder return based on the average of the closing prices for the month of June 2010 versus the average of the closing prices for the month of June 2013. If between June 3, 2010 and June 30, 2013, any member of the Peer Group ceases to be a public company with common stock listed for trading, that company shall not be considered a member of the Peer Group for the purpose of determining the vesting of the PSUs. If between June 3, 2010 and June 30, 2013, more than twenty-five percent (25%) of the original Peer Group ceases to be public companies with common stock listed for trading, the Committee has the right to add additional companies to the Peer Group for a maximum of twelve companies for the purpose of determining the vesting of the PSUs. The NEO must be employed by us on the date of vesting for the NEO to receive the shares of common stock. The Committee has the discretion to accelerate the vesting of the PSUs upon retirement or early permitted retirement.

The Committee believes this forward-looking approach is appropriate given today’s economic environment and that the prospective nature is directly aligned with creating value for stockholders while encouraging the performance and retention of the key management necessary to our success.

In addition to the PSUs, the NEOs also received an aggregate of 230,000 time vested restricted stock units (“RSU”). The Committee believes that equity awards are an important and significant portion of executive compensation and that the RSUs are an important retention tool. The Committee determined that for fiscal year 2010, approximately 75% of each executive’s annual equity target percentage would be awarded as time-vested restricted stock to address retention concerns given the status of prior year grants. It is the Committee’s intention to continue to award equity, as appropriate, and to annually evaluate the appropriate performance objectives to maintain management’s alignment with stockholders and drive future success.

The PSU and RSU agreements provide that if the participant has engaged in fraud or misconduct that relates to, in whole or in part, the need for a required restatement of the Company’s financial statements filed with the Securities and Exchange Commission, the Committee will review all incentive compensation awarded to or earned by the Participant, including, without limitation, any Award under the Plan, with respect to fiscal periods materially affected by the restatement and may cause to be forfeited any vested or unvested awards and may recover from the participant all incentive compensation related to these PSU and RSU agreements.

What are the Other Elements of Compensation?

We also provide retirement benefits in the form of a Profit Sharing and 401(k) Plan and a Benefit Restoration Plan, as well as similar plans for internationally based management employees, and medical, Social Security (or its foreign equivalent) and other welfare benefits. Mr. Zoellner does not participate in either of the plans described below but does participate in retirement plans available to certain Swiss employees described on page 39.

Retirement and Nonqualified Deferred Compensation Benefits

Profit Sharing and 401(k) Plan

The primary tax qualified long-term compensation retirement plan we have for our employees in the United States is the Commercial Metals Company’s Profit Sharing and 401(k) Plan (the “PS/401(k) Plan”). The PS/401(k) Plan is a defined contribution plan and all Company payments to the plan are discretionary. Under the terms of the PS/401(k) Plan, participating employees may elect to contribute, up to a federally mandated maximum, a portion of their compensation on a pre-tax basis. Additionally we may make discretionary Company-paid contributions and have historically done so, dependent upon profitability. The PS/401(k) Plan is based upon the calendar year, rather than our fiscal year. For calendar year 2009, we matched one hundred fifty percent of the first two percent (2%) of employee deferral contributions and fifty percent of the next three percent (3%) of employee deferral contributions for a maximum Company contribution of four and a half percent (4.5%). For calendar year 2010, the matching contribution was reduced. We matched one hundred percent of the first one percent (1%) of employee deferral contributions and fifty percent (50%) of the next five percent (5%) of employee deferral contributions for a maximum Company contribution of three and a half percent (3.5%). The second type of Company contribution is our profit sharing contribution. No profit sharing contributions were made for calendar year 2009 and none is expected for calendar year 2010. The NEOs participate in the PS/401(k) Plan, although their elective contributions and those of the Company allocated to their respective accounts are restricted in amount by law. Other than a Swiss pension plan applicable only to employees based in Switzerland as described on page 39, we have one defined benefit pension plan for a small number of employees at one U.S. operation that was acquired in fiscal year 2007. The amounts contributed to the PS/401(k) Plan account of each NEO are listed in the Summary Compensation Table on page 33.

Benefit Restoration Plan

As a result of limitations mandated by federal tax law and regulations that limit defined contribution plan retirement benefits of more highly compensated employees, the Board of Directors in fiscal year 1996 approved the Benefit Restoration Plan (“BRP”). The BRP is a non-qualified plan for certain executives, including each of the NEOs, designated by the Committee, who are subject to federally mandated benefit limits in the PS/401(k) Plan. Following each calendar year-end, we credit to the participant’s account under the BRP a dollar amount equal to the amount of Company contribution the participant would have received under the PS/401(k) Plan but for the limit imposed by law on Company contributions to that plan. A BRP participant may also elect to defer up to fifty percent (50%) of compensation into his or her BRP account.

Although not required to do so under the BRP, we may segregate assets equal to a portion of the BRP amount credited to participant accounts in a trust created for BRP participants. Each BRP participant is a general unsecured creditor of the Company to the extent of his or her BRP account benefit and the assets of the trust are subject to claims of Company creditors in general. The amount we credit to the accounts of BRP participants, including NEOs, vest under the same terms and conditions as the PS/401(k) Plan. All NEOs participating in the BRP are fully vested as a result of their years of service with us. The investment options available to BRP participants are mutual funds similar to those offered in the PS/401(k) Plan. There is no Company guaranteed or “above market” rate of return on BRP accounts. The Committee believes these payments are an important element in our long-term compensation program because they restore a reasonable level of retirement benefits for key employees, including NEOs. The specific contributions into the BRP plan accounts for each of the NEOs are listed in the Summary Compensation Table on page 33.

Perquisites

We provide limited perquisites to Senior Executives, including the NEOs, in order to facilitate the successful achievement of their and our performance. These perquisites include Company provided leased cars. Because the amount of such perquisites did not exceed $10,000 for any single individual, the value of the perquisites is not included in the Summary Compensation Table. We do not own or provide corporate aircraft, security services, personal tax or financial planning, an executive dining room or similar perquisites to Senior Executives.

Medical and Other Welfare Benefits

Our executives, along with all other employees, are eligible to participate in medical, dental, vision, life, accidental death and disability, long-term disability, short-term disability, and any other employee benefit made available to employees.

Do the NEOs’ Employment Contracts Contain Termination, Severance and Change in Control Benefits?

As of August 31, 2010, we have employment contracts with all five NEOs and executive employment continuity agreements with Messrs. Zoellner, Larson, Alvarado and Porter.

Termination of Employment Contracts and Change in Control Agreements

As described in the section entitled “Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table,” we have entered into employment agreements with all five NEOs. If we terminate Mr. McClean’s employment due to death or disability, he or his respective estate shall be entitled to: (i) any applicable life insurance or disability benefits; (ii) a lump sum payment of $50,000; (iii) a pro-rata share of any applicable bonus as determined by the Board of Directors; (iv) payment of any cash incentive due to him under the Cash Incentive Plan; (v) vesting of SARs, restricted stock and/or stock options to the extent permitted by the terms of the applicable equity incentive plan and award or grant agreements; and (vi) to the extent permitted by the PS/401(k) Plan and BRP, crediting of any Company contribution attributable to the plan year of the termination and accelerated vesting of any unvested Company contributions to such accounts. If we terminate Mr. McClean without cause or if he terminates for good reason, he shall be entitled to: (i) a lump sum payment equal to 1.5 times his then current annual base salary; (ii) a cash payment in lieu of a bonus equal to 1.5 times the average annual bonus received by him for the five fiscal year period ending with our last completed fiscal year prior to the termination; (iii) a pro-rata share of any applicable bonus as determined by the Board of Directors; (iv) payment of any cash incentive due to him under the Cash Incentive Plan; (v) vesting of SARs, restricted stock and/or stock options to the extent permitted by the terms of the applicable equity incentive plan and award or grant agreements; and (vi) to the extent permitted by the PS/401(k) Plan and BRP, crediting of any Company contribution attributable to the plan year of the termination and accelerated vesting of any unvested Company contributions to such accounts. If we terminate Mr. McClean’s employment for cause, then we have no further payment obligations. At such time as we do not renew the agreement after the initial term or any successive one year extension, we shall pay Mr. McClean $100,000. Upon a Change in Control accompanied by his termination without cause by us or for good reason by Mr. McClean within twelve months of the Change in Control, he will be entitled to: (i) a lump sum payment equal to two times his then current annual base salary; (ii) a cash payment equal to two times the average annual bonus received by him for the five fiscal year period ending with our last completed fiscal year prior to the Change in Control; (iii) a pro-rata share of any applicable bonus as determined by the Board of Directors; (iv) payment of any cash incentive due to him under the Cash Incentive Plan; (v) vesting of SARs, restricted stock and/or stock options to the extent permitted by the terms of the applicable equity incentive plan and award or grant agreements; (vi) to the extent permitted by the

PS/401(k) Plan and BRP, crediting of any Company contribution attributable to the plan year of the termination and accelerated vesting of any unvested Company contributions to such accounts; and (vii) continued participation for 24 months in all benefits under welfare benefit plans, including medical, prescription, dental, disability, group life, accidental death and travel accident insurance on terms no less favorable than those in effect during the 90-day period immediately preceding the Change in Control. Mr. McClean has agreed that for eighteen months after his termination, he will not participate in any business that is competitive with our business. For all NEOs, see the definition of “cause” and “good reason” under “Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table” and the definition of “Change in Control” under “Potential Payments and Benefits Upon Termination or Change in Control.”

If we terminate Mr. Alvarado’s or Mr. Porter’s employment for cause under the terms of their respective employment agreements or under the applicable law or if either terminates his own employment without good reason, then we have no further payment obligations to him, except accrued and unused vacation. If we terminate either NEO’s employment without cause, if he terminates for good reason, or if we do not renew such NEO’s employment agreement, pursuant to such NEO’s employment agreement, he shall be entitled to: (i) a lump sum payment equal to 1.5 times his then current annual base salary; (ii) a cash payment in lieu of a bonus equal to the greater of (a) 1.5 times the average annual bonus received by him for the five fiscal year period ending with our last completed fiscal year prior to the termination or (b) his annual bonus target as established by the Board of Directors for our last completed fiscal year prior to the termination, the foregoing when combined with (i) not to exceed two times his then current annual base salary; and (iii) to the extent permitted by the PS/401(k) Plan and BRP, crediting of any Company contribution attributable to the plan year of the termination and accelerated vesting of any unvested Company contributions to such accounts. If such NEO’s employment is terminated due to death or disability, he or his respective estate shall be entitled to: (i) any applicable life insurance or disability benefits; (ii) a pro-rata share of any applicable bonus as determined by the Board of Directors; (iii) payment of any cash incentive due to him under the Cash Incentive Plan; (iv) vesting of SARs, restricted stock and/or stock options to the extent permitted by the terms of the applicable equity incentive plan and award or grant agreements; and (v) to the extent permitted by the PS/401(k) Plan and BRP, crediting of any Company contribution attributable to the plan year of the termination and accelerated vesting of any unvested Company contributions to such accounts. For a period of eighteen (18) months after the termination of each such NEO, such NEO has agreed not to participate in any business that is competitive with our business.

If we terminate Mr. Zoellner’s employment for cause under the terms of his employment agreement or under the applicable law or if he terminates his own employment without good reason, then we have no further payment obligations to him, except accrued and unused vacation. If we terminate Mr. Zoellner’s employment without cause, if he terminates for good reason, or if we do not renew his employment agreement, pursuant to his employment agreement, we must pay him the equivalent of his then current base two year salary and accrued and unused vacation. If his employment is terminated due to death or disability, he or his estate shall be entitled to: (i) any applicable life insurance or disability benefits; (ii) a pro-rata share of any applicable bonus as determined by the Board of Directors; (iii) payment of any cash incentive due to him under the Cash Incentive Plan; and (iv) vesting of SARs, restricted stock and/or stock options to the extent permitted by the terms of the applicable equity incentive plan and award or grant agreements. For a period of eighteen (18) months after the termination of Mr. Zoellner, he has agreed not to participate in any business that is competitive with our business.

If we terminate Mr. Larson’s employment for cause under the terms of his employment agreement or under the applicable law respective, or for nonperformance of duties due to disability, or if he terminates his own employment, then we have no further payment obligations to him, except accrued and unused vacation. If we terminate his employment without cause, if he terminates for good reason, or if we do not renew his employment agreement, pursuant to his employment agreement, he shall be entitled to: (i) an amount equal to two (2) times his then current annual base salary; and (ii) to the extent permitted by the PS/401(k) Plan and BRP, crediting of any Company contribution attributable to the plan year of the termination and accelerated vesting of any unvested Company contributions to such accounts. For a period of eighteen (18) months after the termination of Mr. Larson, he has agreed not to participate in any business that is competitive with our business.

We found the contractual payments upon termination without cause to be reasonable in order to ensure that we have the continued attention and dedication of the executive, without any distraction that might be presented by the potential of termination without either cause or compensation. The termination payment stemming from a termination in the event of a Change in Control is intended to ensure that we will have the continued attention and dedication of the executive in the event of a Change in Control of the Company. In addition to a belief that such termination payments are reasonable, we receive in return the executive’s prohibition for competition as described above.

Our Change in Control Agreements are known as Executive Employment Continuity Agreements (“EECAs”). In April 2006, our Board of Directors authorized the execution of a form of EECA (the “Agreement”) with certain key executives, including each of the NEOs, with the exception of Mr. McClean. The Agreement is intended to ensure that we will have the continued attention and dedication of the executive in the event of a Change in Control of the Company. Should a Change in Control occur, we have agreed to continue to employ each executive for a period of two years thereafter (the “Employment Period”). The EECAs terminate two years after a Change in Control.

During the Employment Period, each executive will continue to receive: (i) an annual base salary equal to at least the executive’s base salary before the Change in Control; (ii) cash bonus opportunities equivalent to that available to the executive under our annual and long-term cash incentive plans in effect immediately preceding the Change in Control; and (iii) continued participation in all incentive, including equity incentive, savings, deferred compensation, retirement plans, welfare benefit plans and other employee benefits on terms no less favorable than those in effect during the 90-day period immediately preceding the Change in Control.

Should the executive’s employment be terminated during the Employment Period for other than cause or disability (including Constructive Termination (as defined under “Potential Payments and Benefits Upon Termination or Change in Control”)), the Agreement requires us to pay in a lump sum within 30 days following termination certain severance benefits to the executive. The severance benefits for Messrs. Alvarado, Zoellner, Porter and Larson include an amount equal to four times the highest base salary in effect at any time during the twelve month period prior to the Change in Control as well as unpaid salary, vacation pay and certain other amounts considered to have been earned prior to termination. Company contributions to retirement plans and participation, including that of the executive’s eligible dependents, in Company provided welfare plan benefits will be continued for two years following termination. The executive shall become fully vested in all stock incentive awards and all stock options shall remain exercisable for the remainder of their term. The EECA contains a “double trigger” in that there must be present both a Change in Control and a termination of the executive in order to trigger the payments under these agreements. We believe that this double trigger and the absence of a tax gross-up (as discussed below) is a reasonable trigger for the compensation under the EECAs and that these agreements provide a good mechanism for eliminating the distraction to the executives that is inherent in change in control events.

The Agreement does not provide for a “tax gross up” reimbursement payment by us to the executive for taxes, including Section 4999 excise taxes that the employee may owe as a result of receipt of payments under the Agreement. The Agreement does require us to determine if the payments to an executive under the Agreement combined with any other payments or benefits to which the executive may be entitled (in aggregate the “Change in Control Payments”) would result in the imposition on the executive of the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). We will either reduce the Change in Control Payments to the maximum amount which would not result in imposition of the Section 4999 excise tax or pay the entire Change in Control Payment to the executive if, even after the executive’s payment of the Section 4999 excise tax, the executive would receive a larger net amount.

The Agreement does not provide for any employment or severance benefit prior to an actual or, in some circumstances shortly before, a Change in Control. In the event the executive is terminated more than two years following a Change in Control, no severance benefits are provided under the Agreement. The Agreement provides that the executive not disclose any confidential information relating to us and, for a period of one year following termination of employment, not compete with the business as conducted by the Company within 100 miles of a Company facility nor solicit or hire employees of the Company or knowingly permit (to the extent reasonably within the executive’s control) any business or entity that employs the executive or in which the executive has an ownership interest to hire Company employees. If a court rules that the executive has violated these provisions, the rights of the executive under the Agreement will terminate.

Acceleration of Plan Awards

In addition to the EECAs, our equity incentive plans also provide for accelerated vesting of stock-based awards regardless of whether a termination occurs as a result of a Change in Control. Further, the Cash Incentive Plan provides that in the event of a Change in Control, the Committee has discretion to take action to determine the extent to which incentive compensation is considered earned and payable during any performance period, consistent with the requirements of Section 162(m) of the Code, and further consistent with our best interests. We believe that a Change in Control is the correct trigger for the accelerated vesting mechanism in order for employees who remain after a Change in Control are treated the same with regard to equity as the general stockholders who could sell or otherwise transfer their equity upon a Change in Control and since we would not exist in our present form after a Change in Control, executives should not have to have their return on such equity dependent on the new company’s future success.

The Payment Upon Termination or Change in Control Tables and narrative on pages 41 through 46 provide a description of the compensation to NEOs in the event of their termination following a change in control, as well as other events resulting in termination of employment. In all cases the amounts of equity awards were valued at our per share stock closing price on August 31, 2010, of $13.02.

What are the Considerations with Regard to Deductibility of Executive Compensation?

Section 162(m) of the Code, limits the amount of compensation paid to the NEOs that may be deducted by us for federal income tax purposes in any fiscal year to $1,000,000. “Performance-based” compensation that has been approved by our stockholders is not subject to the Code’s $1,000,000 deduction limit. Our Cash Incentive Plan and 2006 Equity Plan have been approved by our stockholders and awards under those plans constitute “performance-based” compensation that is not subject to the Code Section 162(m) deductions limit. We believe that all compensation paid to NEOs attributable to fiscal year 2010 will be tax deductible to us.

While the Committee believes that it is important for compensation paid to our NEOs to be tax deductible under the Code, it does not think this should be the sole determining factor in establishing our compensation program. The Committee believes that we must balance the emphasis on maximizing deductibility against the need to retain executive talent and the need to incent executives.

What is the Relationship between Prior Compensation and Current Compensation?

The Committee periodically reviews tally sheets and wealth accumulation information considering all forms of Company paid compensation paid to NEOs, but does not specifically consider this information when making changes in base salary, cash compensation or equity compensation.

What is Our Stock Ownership Policy and Policy Regarding Hedging of Company Stock?

Stock Ownership Guidelines and Transactions

The Board of Directors has implemented stock ownership guidelines for directors, all NEOs, other officers and certain designated senior level employees. The Board of Directors believes adoption of minimum ownership guidelines serve to further align the interests of those covered by the guidelines with our stockholders. All directors and NEOs designated as subject to the guidelines were in compliance on January 31, 2010. Individuals who are elected, hired or promoted into positions covered by the guidelines have three years following such date to attain the minimum ownership level. The guidelines require ownership of Company stock with a value based on the grant date fair value or the purchase date fair value as determined on January 31st of each year, of not less than the following amounts.

•	Non-employee directors – five times the annual retainer paid to all non-employee directors;

•	President and CEO – five times base salary;

•	Executive Vice Presidents, Senior Vice Presidents, including the COO, each Company business segment President, the CFO and the General Counsel – three times base salary;

•	Controller, Treasurer and Chief Information Officer – two times base salary; and

•	Other executives as may be designated by the Committee of the Board of Directors – one times base salary.

The grant date fair value of unvested restricted shares of Company common stock is included when determining the amount of stock ownership, but unexercised options, stock appreciation rights or similar equity incentives, vested or unvested, are not included.

In 2002, the Board of Directors adopted an expanded policy on “insider trading” prohibiting all employees from buying or selling Company stock while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in our securities. The policy is available on our website, www.cmc.com, in the Corporate Governance section. As part of this policy, certain other Company stock related transactions by directors, officers and employees are also prohibited or subject to specific notice and pre-approval requirements. The policy is premised on the belief that even in those circumstances where the proposed transaction may not constitute a violation of law or applicable regulations it is nonetheless considered inappropriate for any director, officer or other employee of ours to engage in short-term or speculative transactions in our securities which may be viewed as reducing their incentive to improve our performance or inconsistent with the objectives of our stockholders in general. Therefore, it is our policy that directors, officers and other employees may not engage in any transactions involving our securities which constitute short sales, puts, calls or other similar derivative securities. The policy prohibits certain other transactions including hedging or monetization transactions, such as zero-cost collars, forward sale contracts and arrangements pledging Company securities as collateral for a loan (without adequate assurance of other available assets to satisfy the loan). Prior to entering into such transactions the policy requires notice to, review of the facts and circumstances by, and the pre-approval of, our General Counsel.

EXECUTIVE COMPENSATION

The following tables, footnotes and narratives, found on pages 33 through 46, provide information regarding the compensation, benefits and equity holdings in the Company for the NEOs.

SUMMARY COMPENSATION TABLE
Using a Measurement Date of August 31, 2010 for fiscal year 2010,
August 31, 2009 for fiscal year 2009 and
August 31, 2008 for fiscal year 2008

								Non-Equity Performance
								Incentive Plan
								Compensation($)
				Stock		Option						All Other
		Salary	Bonus	Awards		Awards		Annual	Cash			Compensation		Total
Name and Principal Position	Year	($)	($)(2)	($)		($)		Incentive	LTIP	Total		($)		($)
Murray R. McClean Chairman, President and Chief Executive Officer	2010	$630,000	$0	$1,576,800	(3)	$0		$0	$0	$0		$9,894	(7)	$2,216,694
	2009	$654,231	$0	$533,400	(4)	$0		$0	$0	$0		$42,874		$1,230,505
	2008	$600,000	$860,000	$0		$1,069,563	(5)	$1,051,200	$498,750	$1,549,950	(6)	$422,700	(8)	$4,502,213

Joseph Alvarado Executive Vice President and Chief Operating Officer	2010	$165,385	$0	$828,800	(3)	$0		$0	$0	$0		$1,799		$995,984

Hanns K. Zoellner(1) Executive Vice President CMC and President – International Division	2010	$470,215	$0	$847,600	(3)	$0		$0	$0	$0		$263,986	(9)	$1,581,801
	2009	$443,302	$0	$266,700	(4)	$0		$0	$0	$0		$65,663		$775,665
	2008	$463,986	$271,426	$0		$465,574	(5)	$728,574	$337,500	$1,066,074	(6)	$57,266		$2,324,327

Tracy L. Porter Senior Vice President CMC and President – CMC Americas Division	2010	$342,077	$0	$797,800	(3)	$0		$0	$0	$0		$9,894	(7)	$1,149,771

William B. Larson Senior Vice President and Chief Financial Officer	2010	$351,000	$0	$847,600	(3)	$0		$0	$0	$0		$48,180	(7)	$1,246,780
	2009	$364,500	$0	$222,250	(4)	$0		$0	$0	$0		$34,194		$620,944
	2008	$350,000	$410,000	$0		$339,743	(5)	$403,060	$222,750	$625,810	(6)	$376,989	(8)	$2,102,542

(1)	Mr. Zoellner’s annual base salary is set in Swiss Francs. The salary amount included in the table is calculated using the average monthly exchange rate in effect over the twelve months of the fiscal year during which the salary was actually paid (for fiscal year 2008 the rate was 1.087 Swiss Francs to 1 U.S. Dollar, for fiscal year 2009 the rate was 1.126 Swiss Francs to 1 U.S. Dollar and for fiscal year 2010 the rate was 1.024 Swiss Francs to 1 U.S. Dollar. The amounts shown for Mr. Zoellner’s Annual Cash Incentive Bonus and Long-Term Cash Incentive payments, also paid in Swiss Francs, use the exchange rate in effect at the time such amounts were paid.

(2)	Represents the Annual Discretionary Incentive bonus as described in the foregoing Compensation Discussion and Analysis on pages 20 through 22.

(3)	Includes the grant date fair value of PSUs and RSUs awarded in fiscal year 2010. Grant date fair value for PSUs is based on the probable outcome of performance conditions as of the grant date. Assumptions related to the values can be found in Note 1 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K which was filed with the Securities and Exchange Commission on October 29, 2010. The maximum value of performance based share units for Messrs. McClean, Alvarado, Zoellner, Porter and Larson respectively are as follows: $881,650, $561,050, $480,900, $400,750, and $480,900.

(4)	Includes the grant date fair value of PSUs awarded in fiscal year 2009. Grant date fair value for performance share units are based on the probable outcome of performance conditions as of the date grant date. Assumptions related to the values can be found in Note 1 in the Notes to Consolidated Financial Statements in our Annual

Report on Form 10-K which was filed with the Securities and Exchange Commission on October 29, 2010. The maximum value of performance based share units for Messrs. McClean, Alvarado, Zoellner, Porter and Larson respectively are as follows: $990,600, $0, $495,300, $132,080, and $412,750.

(5)	Includes the grant date fair value of stock appreciation rights awarded in fiscal year 2008. Assumptions related to the values can be found in Note 1 to the Consolidated Financial Statements in our Annual Report on Form 10-K which was filed with the Securities and Exchange Commission on October 29, 2010.

(6)	Includes cash payout for the three-year performance period ended August 31, 2008 under the Key Employee Long-Term Incentive Plan and Annual Cash Incentive Bonus attributable to fiscal year 2008 under the Cash Incentive Plan.

(7)	Includes our contribution of $9,894.23 to each of the PS/401(k) Plan accounts of Messrs. McClean, Larson and Porter, and a contribution of $1,799 for Mr. Alvarado. Includes also contributions to the BRP account of Mr. Larson of $38,286. All NEOs, except Mr. Zoellner, received a company furnished or reimbursed vehicle. Only the value of benefits is included in this table; not perquisites as the value is less than $10,000 per NEO.

(8)	Additional contributions were also made for the period January 1, 2008 through August 31, 2008 (part of fiscal year 2008) due to a change in the PS/401(k) Plan year from a fiscal year to a calendar year effective with the 2008 calendar year. These additional amounts include our contributions for such period to the PS/401(k) Plan accounts of $21,347 and $21,477 for Messrs. McClean and Larson, respectively, and contributions for this period to the BRP accounts in the amounts of $367,732 and $328,184 for Messrs. McClean and Larson, respectively.

(9)	Includes Company’s contribution of $60,722 to the Swiss SOBP and of $9,653 to the Swiss BVG (as both are defined on page 39), paid in Swiss Francs, and set forth here in U.S. Dollars based on the August 31, 2010 exchange rate of 1.0275 Swiss Francs to 1 U.S. Dollar. This also includes a company pension make-up contribution of $193,611 paid in Swiss Francs directly to Mr. Zoellner (as more fully described on page 40), and set forth here in U.S. Dollars based on the August 31, 2010 exchange rate.

Grants of Plan Based Awards

The following table and footnotes provide information regarding grants of plan based awards to NEOs in fiscal year 2010.

GRANTS OF PLAN BASED AWARDS
IN FISCAL YEAR 2010

								Estimated Future				Grant
								Payouts Under				Date
		Estimated Possible Payouts Under						Equity Incentive				Fair
		Non-Equity Incentive Plan Awards						Plan Awards				Value Of
												Stock and
	Grant	Threshold		Target		Maximum		Target		Maximum		Option
Name	Date	($)		($)		($)		(#)		(#)		Awards
Murray R. McClean	—	$350,000	(1)	$700,000	(1)	$2,100,000	(1)	—		—		—
	—	$280,000	(2)	$560,000	(2)	$840,000	(2)	—		—		—
	6/3/2010							27,500	(3)	55,000	(3)	$547,800
	6/3/2010	—		—		—		75,000	(4)	75,000	(4)	$1,029,000

Joseph Alvarado		—		—		—		—		—		—
		—		—		—		—		—		—
	6/3/2010	—		—		—		17,500	(3)	35,000	(3)	$348,600
	6/3/2010	—		—		—		35,000	(4)	—		$480,200

Tracy L. Porter	—	$154,000	(1)	$330,000	(1)	$924,000	(1)	—		—		—
	—	$70,000	(2)	$140,000	(2)	$210,000	(2)	—		—		—
	6/3/2010	—		—		—		12,500	(3)	25,000	(3)	$249,000
	6/3/2010	—		—		—		40,000	(5)	—		$566,400

Hanns K. Zoellner	—	$183,000	(1)	$366,000	(1)	$1,024,800	(1)	—		—		—
	—	$150,500	(2)	$301,000	(2)	$451,500	(2)	—		—		—
	6/3/2010							15,000	(3)	30,000	(3)	$298,800
	6/3/2010	—		—		—		40,000	(4)	—		$548,800

William B. Larson	—	$136,500	(1)	$292,500	(1)	$760,500	(1)	—		—
	—	$117,000	(2)	$234,000	(2)	$351,000	(2)	—		—
	6/3/2010	—		—		—		15,000	(3)	30,000	(3)	$298,800
	6/3/2010	—		—		—		40,000	(4)	—		$548,800

(1)	Represents the Annual Cash Incentive Bonus under the Cash Incentive Plan. The Cash Incentive Plan and the terms of these awards are described in the section entitled “Annual Cash Incentive Bonus” on pages 20 through 22.

(2)	Represents Long-Term Cash Incentive awards granted under the Cash Incentive Plan. The terms of these awards are described in the section entitled “Long-Term Cash Incentive” commencing on page 23.

(3)	The equity incentive plan awards represent PSUs with vesting based on our total stockholder return as described in the section entitled “Grants Pursuant to the 2006 Equity Plan” commencing on page 25. The PSUs were granted pursuant to the 2006 Equity Plan. The equity incentive plan awards include only target and maximum, therefore only target and maximum are included in the table.

(4)	The equity incentive plan awards represent RSUs with vesting over four years; 50% after two years and the remaining 50% after four years.

(5)	The equity incentive plan awards represent RSUs that vest ratably over three years.

Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table

We entered into an employment agreement with Mr. McClean on May 23, 2005, following his election as Executive Vice President and Chief Operating Officer which has been amended three times: first on September 1, 2006, when he was named CEO; again on April 7, 2009, when we memorialized his increase in minimum base salary to $700,000 that was effective as of the beginning of fiscal year 2009 and extended the term of his agreement to August 31, 2010, with automatic annual renewal for one year terms thereafter unless terminated by either party; and most recently on December 31, 2009, in order to bring the provisions of his agreement into compliance with

Section 409A of the Internal Revenue Code, as amended. He is also eligible to earn bonuses under our compensation program but has no guaranteed bonus amount. Mr. McClean is also eligible to participate in or receive benefits under any plan or arrangement made generally available to our employees. See “Termination of Employment Contracts and Change in Control Agreements” regarding the payments to be made to Mr. McClean upon termination of his employment and/or a Change in Control. Under his employment agreement, “cause” is defined as a breach of the agreement or his fiduciary duty to us as well as a criminal act or act of moral turpitude or dishonest acts which materially harm us, or chemical dependency and “good reason” is defined as our breach of the agreement, a significant reduction in Mr. McClean’s responsibilities, or our requiring him to work at a location more than 50 miles from our current location.

We entered into an employment agreement with Mr. Alvarado on April 16, 2010, employing him as the Company’s Executive Vice President and Chief Operating Officer with a term until April 30, 2012 at an annual base salary of $500,000. The agreement provides for automatic annual renewal for one year terms thereafter unless terminated by either party. He is also eligible to earn bonuses under our compensation program but has no guaranteed bonus amount. Mr. Alvarado is also eligible to participate in or receive benefits under any plan or arrangement made generally available to our employees. See “Termination of Employment Contracts and Change in Control Agreements” regarding the payments to be made to Mr. Alvarado upon termination of his employment and/or a Change in Control. Under his employment agreement, “cause” is defined as: (i) theft, embezzlement, fraud, financial impropriety, any other act of dishonesty relating to his employment or any willful violation of Company policies or directives or laws, rule or regulations applicable to the Company; (ii) willful commission of acts that would support the finding of a felony or lesser crime involving fraud, dishonesty, misappropriation or moral turpitude; (iii) failure to perform the duties and obligations under his employment agreement; or (iv) commission of an act in performing his duties amounting to gross negligence or willful misconduct. “Good reason” is defined as our breach of the agreement, a significant reduction in Mr. Alvarado’s responsibilities or compensation, or our requiring him to work at a location more than 50 miles from our current location.

We entered into an employment agreement with Mr. Zoellner on January 2, 1998, and amended and restated the agreement on June 1, 2010 with a term until August 31, 2012. The agreement provides for automatic annual renewal for one year terms thereafter unless terminated by either party. Pursuant to his employment agreement, he is to receive an annual base salary of 535,000 Swiss Francs. The agreement provides that Mr. Zoellner and the Company will each pay one-half of the contributions of certain applicable insurance premiums. He is also eligible to earn bonuses under our compensation program but has no guaranteed bonus amount. Mr. Zoellner is also eligible to participate in or receive benefits under any plan or arrangement made generally available to our employees. See “Termination of Employment Contracts and Change in Control Agreements” regarding the payments to be made to Mr. Zoellner upon termination of his employment and/or a Change in Control. Under his employment agreement, “cause” is defined as: (i) theft, embezzlement, fraud, financial impropriety, any other act of dishonesty relating to his employment or any willful violation of Company policies or directives or laws, rule or regulations applicable to the Company; (ii) willful commission of acts that would support the finding of a felony or lesser crime involving fraud, dishonesty, misappropriation or moral turpitude; (iii) failure to perform the duties and obligations under his employment agreement; or (iv) commission of an act in performing his duties amounting to gross negligence or willful misconduct. “Good reason” is defined as our breach of the agreement or a significant reduction in Mr. Zoellner’s responsibilities or compensation.

We entered into an employment agreement with Mr. Porter on April 19, 2010, employing him as the Company’s Vice President and President of CMC-Americas with a term until April 19, 2012 at an annual base salary of $440,000. The agreement provides for automatic annual renewal for one year terms thereafter unless terminated by either party. He is also eligible to earn bonuses under our compensation program but has no guaranteed bonus amount. Mr. Porter is also eligible to participate in or receive benefits under any plan or arrangement made generally available to our employees. See “Termination of Employment Contracts and Change in Control Agreements” regarding the payments to be made to Mr. Porter upon termination of his employment and/or a Change in Control. Under his employment agreement, “cause” is defined as: (i) theft, embezzlement, fraud, financial impropriety, any other act of dishonesty relating to his employment or any willful violation of Company policies or directives or laws, rule or regulations applicable to the Company; (ii) willful commission of acts that would support the finding of a felony or lesser crime involving fraud, dishonesty, misappropriation or moral turpitude; (iii) failure to perform the duties and obligations under his employment agreement; or (iv) commission of an act in performing his duties amounting to gross negligence or willful misconduct. “Good reason” is defined as our breach of the agreement, a significant reduction in Mr. Porter’s responsibilities or compensation, or our requiring him to work at a location more than 50 miles from our current location.

We entered into an employment agreement with Mr. Larson on June 1, 2010, employing him as the Company’s Senior Vice President and Chief Financial Officers with a term until August 31, 2012 at an annual base salary of $390,000. The agreement provides for automatic annual renewal for one year terms thereafter unless terminated by either party. He is also eligible to earn bonuses under our compensation program but has no guaranteed bonus amount. Mr. Larson is also eligible to participate in or receive benefits under any plan or arrangement made generally available to our employees. See “Termination of Employment Contracts and Change in Control Agreements” regarding the payments to be made to Mr. Larson upon termination of his employment and/or a Change in Control. Under his employment agreement, “cause” is defined as: (i) theft, embezzlement, fraud, financial impropriety, any other act of dishonesty relating to his employment or any willful violation of Company policies or directives or laws, rule or regulations applicable to the Company; (ii) willful commission of acts that would support the finding of a felony or lesser crime involving fraud, dishonesty, misappropriation or moral turpitude; (iii) failure to perform the duties and obligations under his employment agreement; or (iv) commission of an act in performing his duties amounting to gross negligence or willful misconduct. “Good reason” is defined as our breach of the agreement or a significant reduction in Mr. Larson’s responsibilities or compensation.

The Potential Payments and Benefits Upon Termination or Change in Control Tables and narrative on pages 41 through 46 provide a description of the compensation to NEOs in the event of their termination following a change in control, as well as other events resulting in termination of employment. In all cases the amounts of equity awards were valued at our per share stock closing price on August 31, 2010 of $13.02.

Material terms of the grants of plan based awards are described in pages 20 through 25 where we have discussed the Cash Incentive Plan and pages 25 through 27 where we have discussed the 2006 Equity Plan. The equity incentive plan awards represent PSUs, with vesting based on our total stockholder return, and RSUs, with vesting based on time-based vesting over three years or four years, as described in the section entitled “Grants Pursuant to the 2006 Equity Plan” on pages 25 through 27. The percentage of salary and bonus of each of the NEOs as compared to the total compensation in the Summary Compensation Table is as follows: Mr. McClean (28%), Mr. Alvarado (17%), Mr. Zoellner (30%), Mr. Porter (30%) and Mr. Larson (28%).

Outstanding Equity Awards at Fiscal Year-End

The following table and footnotes provide information regarding unexercised stock options and vested and unvested stock appreciation rights (“SARS”) and unvested PSUs and RSUs as of the end of fiscal year 2010. The market value of shares that have not vested was determined by multiplying the closing market price of our stock on August 31, 2010, $13.02, by the number of shares.

OUTSTANDING EQUITY AWARDS
AT 2010 FISCAL YEAR-END

								Equity Incentive
						Equity Incentive		Plan Awards:
						Plan Awards:		Market Value or
	Number of Securities					Number of		Payout Value of
	Underlying Unexercised					Unexercised Shares,		Unexercised Shares,
	Options					Units, or other		Units, or other
			Option Exercise	Option		Rights		Rights
	Exercisable	Unexercisable	Price	Expiration		that are		that are
Name	(#)	(#)	($)	Date		Unvested		Unvested
Murray R. McClean	56,666	28,334	$35.380	5/20/2015	(1)	27,500	(2)	$358,050
	104,900	0	$34.280	6/22/2014		75,000	(3)	$976,500
	26,300	0	$24.570	5/23/2013		60,000	(4)	$781,200
	37,600	0	$12.310	7/8/2012
	60,000	0	$7.782	3/5/2011

Joseph Alvarado						17,500	(2)	$227,850
						35,000	(3)	$455,700

Hanns K. Zoellner	24,666	12,334	$35.380	5/20/2015	(1)	20,000	(2)	$260,400
	51,790	0	$34.280	6/22/2014		30,000	(3)	$390,600
	17,300	0	$24.570	5/23/2013		30,000	(4)	$390,600
	27,800	0	$12.310	7/8/2012

Tracy L. Porter	4,820	2,410	$35.380	5/20/2015	(1)	247	(5)	$3,216
	12,040	0	$34.280	6/22/2014		12,500	(2)	$162,750
	5,000	0	$24.570	5/23/2013		40,000	(6)	$520,800
	8,400	0	$12.310	7/8/2012		8,000	(4)	$104,160

William B. Larson	18,000	9,000	$35.380	5/20/2015	(1)	15,000	(2)	$195,300
	36,710	0	$34.280	6/22/2014		40,000	(3)	$520,800
	15,500	0	$24.570	5/23/2013		25,000	(4)	$325,500
	24,400	0	$12.310	7/8/2012
	60,000	0	$7.782	3/5/2011

(1)	SARs reflecting an expiration date of May 20, 2015 vested one-third on May 20, 2009, vested one-third on May 20, 2010, and the remaining one-third vest on May 20, 2011.

(2)	The equity incentive plan awards represent PSUs granted on June 3, 2010, with vesting based on relative total stockholder return as described in the section entitled “Grants Pursuant to the 2006 Equity Plan” on pages 25 and 27. The number of shares shown assumes that the target level has been achieved. The equity incentive plan awards include only target and maximum, therefore target is included in the table.

(3)	The equity incentive plan awards represent RSUs granted on June 3, 2010 with vesting over four years. Fifty percent (50%) after two years and the remaining fifty percent (50%) after four years.

(4)	The equity incentive plan awards represent PSUs granted on May 19, 2009 with vesting based on our stock price and total stockholder return. The PSUs vest upon the following: (i) for twenty (20) consecutive trading days between May 19, 2009 – May 19, 2012, the closing price of our common stock is at least $30.00 per share and we rank at or greater than the 50th percentile on a total stockholder return basis as compared to our Peer Group, with the total stockholder return being based on the average of the closing prices for the month of December 2008 versus the average of the closing prices for the month of December 2011; or (ii) for twenty (20) consecutive trading days between May 19, 2009 – May 19, 2012, the closing price of our common stock is at least

$24.00 per share and we rank at or greater than the 80th percentile on a total stockholder return basis as compared to our Peer Group with the total stockholder return being based on the average of the closing prices for the month of December 2008 versus the average of the closing prices for the month of December 2011.

(5)	The equity incentive plan awards represent restricted stock granted on May 20, 2008 with vesting over three years. One-third after one year; one-third after two years and the remaining one-third after three years.

(6)	The equity incentive plan award represents RSUs granted on June 3, 2010, with vesting over three years. One-third after one year; one-third after two years and the remaining one-third after three years.

Options or SARs Exercised and Stock Vested

The following table provides information regarding stock option and SAR exercises and stock vesting during fiscal year 2010 for the NEOs.

OPTION/SARS EXERCISES AND STOCK VESTED
IN FISCAL YEAR 2010

	Option/SARs Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)
Murray R. McClean	0	$0	0	$0
Joseph Alvarado	0	$0	0	$0
Hanns K. Zoellner	22,000	$174,966	0	$0
Tracy L. Porter	7,000	$37,051	684	$10,220
William B. Larson	60,000	$744,900	0	$0

Nonqualified Defined Contributions and Other Deferred Compensation Plans

For a description of the BRP, see the section entitled “Benefit Restoration Plan” on page 27. All of the NEOs, excluding Mr. Zoellner due to his Swiss residence, have previously been designated by the Committee as being eligible to participate in the BRP. Annually, BRP participants must elect, prior to the fiscal year in which the compensation to be credited or deferred to the BRP is earned, the time at which they want distributions from the BRP. Amounts may be deferred for a minimum of one year. Distribution election options include commencement upon retirement either in a lump sum or installments or at a set future date either in lump sum or installments even if employment continues with us. In the event of death or disability, a lump sum payment is made. Amounts deferred by NEOs after December 31, 2004, that are to be paid after termination of employment must be held by us for a minimum of six months following termination of employment in order to comply with Section 409A of the Code.

Amounts deferred into the BRP by the participant as well as contributions by us are credited with market earnings or losses based on the participant’s self directed investment election and allocation among a group of mutual funds. The mutual funds available in the BRP have investment objectives similar, but are not identical to, those funds available to all employees under our tax-qualified plan. There is no above-market or preferential interest rates credited on any compensation deferred in the BRP. Participants may change fund choices on a daily basis to the extent permitted by the funds.

Mr. Zoellner resides in Switzerland, is not a U.S. citizen and does not participate in the PS/401(k) Plan or the BRP. He participates instead in the Swiss Federal Law on Occupations Retirement, Survivors’ and Disability Pension Plan (the “BVG”) as well as a Supplementary Occupational Benefits Plan (the “SOBP,” collectively with the BVG, the “Swiss pension plan”), both of which are defined contribution plans.

Combined, the Company and Mr. Zoellner contribute 25% of his base salary for the BVG in accordance with the requirements of the BVG and in accordance with the common practice of similarly situated Swiss companies. The BVG mandates that the employer must pay at least 50% of the mandated minimum contribution on behalf of the employee. Contributions earn a statutory interest rate of two percent (2%) and are paid at retirement by the insurance company that manages our BVG per government regulations. The participant is eligible to receive the accumulated contributions plus accumulated interest at retirement either in lump sum or converted to a monthly payment similar to a life annuity.

We have elected, per Swiss regulations, to offer our employees in Mr. Zoellner’s age category (55 to 65 years of age), a total combined contribution of twenty-five percent (25%) of the first 58,140 Swiss Francs. We contribute fifteen percent (15%) to the BVG and Mr. Zoellner contributes ten percent (10%). An employee is allowed to make additional contributions in excess of his statutory contribution when he has not contributed to the plan for as many years as he was eligible and thus is entitled to catch up contributions. Mr. Zoellner is eligible to, and has made such catch up contributions.

Mr. Zoellner also participates in the SOBP. The SOBP is a defined contribution plan that allows for contributions by the employer, as well as deferral elections by the employee, in excess of those allowed under the BVG. To be eligible to participate in the SOBP, an employee must first have maximized his and his employer’s contributions to the BVG. The table below provides information regarding Mr. Zoellner’s participation in the BVG and SOBP. Since the SOBP chosen by us bases our contribution only on the employee’s base salary and not on total compensation, the employee can make personal contributions up to the maximum limit allowed by the Swiss tax law. During fiscal year 2010, Mr. Zoellner did not make such additional personal contributions.

In fiscal year 2010, we engaged Towers Watson in Zurich to review our Swiss pension plan to determine local competitiveness. Towers Watson found that for most employee age groups, the current Swiss pension plan contributions were competitive; however, Mr. Zoellner’s contributions were generally less than competitive over the last 10 years. Given the Company’s mandatory executive retirement age at 65, unlike other employees Mr. Zoellner would not have enough future years of employment to make up for the contributions to be competitive. Therefore, we determined that a payment in the amount of 198,935 Swiss Francs (equivalent to $193,611 U.S. Dollars based on an exchange rate of 1.0275 Swiss Frances to 1 U.S. Dollar which was the exchange rate on August 31, 2010) would be made to Mr. Zoellner each year for the next three years of his employment by the Company. The make-up contribution is not reflected in the table below as it was made directly to Mr. Zoellner and not through the Swiss pension plan.

The following table and footnotes provide information regarding non-qualified deferred compensation plans during fiscal year 2010 for the NEOs.

NONQUALIFIED DEFERRED COMPENSATION
(DEFINED CONTRIBUTION PLANS)
IN FISCAL YEAR 2010

		Registrant’s
	Executive’s	Contributions in		Aggregate Balance
	Contribution in	Last FY	Aggregate Earnings	at Last FYE
Name	Last FY ($)	($)(1)	(Losses) in Last FY	(1),(2)
Murray R. McClean	$0	$0	$242,099	$3,751,383	(3)
Joseph Alvarado	$0	$0	$0	$0.00	(4)
Hanns K. Zoellner(5)	$46,917 (6)	$70,375 (7)	$163,536	$4,470,978	(8)
Tracy L. Porter	$0	$0	$56,189	$505,037	(9)
William B. Larson	$55,073	$38,286	$205,004	$3,002,761	(10)

(1)	As described in Footnotes 8 and 9 to the Summary Compensation Table on page 34.

(2)	Includes amounts in the Summary Compensation Table on page 33 for 2009 for Messrs. McClean $31,849; Zoellner $57,266; and Larson $23,168 and for 2008 for Messrs. McClean $367,732; Zoellner $65,663; and Larson $328,184.

(3)	Approximately 50% of the aggregate balance at 2010 fiscal year end results from Mr. McClean’s voluntary deferrals of compensation to the BRP since his participation began in 2001.

(4)	Mr. Alvarado did not participate in the non-qualified pension plan for fiscal year 2010.

(5)	The figures in this table represent contributions on the part of Mr. Zoellner and us to both the BVG and SOBP retirement plans. Contributions to Mr. Zoellner’s plan are made in Swiss francs. The conversion rate for fiscal year 2010 is 1.0275 Swiss Francs to 1 U.S. Dollar which was the exchange rate on August 31, 2010.

(6)	Represents Mr. Zoellner’s contributions of $40,482 to the SOBP and $6,435 to the BVG converted at 1.0275 Swiss Francs to 1 U.S. Dollar which was the exchange rate on August 31, 2010.

(7)	Represents Company contributions of $60,722 to the SOBP and $9,653 to the BVG converted at 1.0275 Swiss Francs to 1 U.S. Dollar which was the exchange rate on August 31, 2010.

(8)	Approximately 72% of the aggregate balance at 2010 fiscal year end results from Mr. Zoellner’s voluntary deferrals of compensation to the SOBP and BVG since his participation began in 1991.

(9)	Approximately 43% of the aggregate balance at 2010 fiscal year end results from Mr. Porter’s voluntary deferrals of compensation to the BRP since his participation began in 1999.

(10)	Approximately 48% of the aggregate balance at 2010 fiscal year end results from Mr. Larson’s voluntary deferrals of compensation to the BRP since his participation began in 1995.

Potential Payments and Benefits Upon Termination or Change in Control

Under our compensation program, described above in the section entitled “Compensation Discussion and Analysis,” payments and the provision of benefits can be triggered upon termination of a NEO’s employment and following a Change in Control. These payments may include payments resulting from the employment agreements and EECAs discussed on pages 28 through 30. The events that may trigger different payments and benefits are classified as follows:

•	Voluntary Resignation

•	Retirement

•	Involuntary Termination Without Cause or Good Reason

•	For Cause Termination

•	Change in Control With No Termination

•	Change in Control With Involuntary or Good Reason Termination

•	Permanent Disability

•	Death

The EECA Agreement, cash and equity incentive plans define a Change in Control to be either (i) the acquisition of twenty-five percent (25%) or more of our outstanding voting securities, (ii) the replacement of a majority of the members of the Board of Directors by directors not approved by the incumbents, (iii) the sale of substantially all of our assets to an entity of which we own less than fifty percent (50%) of the voting securities, or (iv) the merger of the Company resulting in the pre-merger stockholders of the Company not controlling at least fifty percent (50%) of the post-merger voting securities. The EECA Agreement defines Constructive Termination as the failure to maintain the executive in the position held by him prior to the Change in Control, a material adverse change in the executive’s responsibilities, the failure to pay the amounts due to him under the EECA Agreement, or requiring the executive to relocate more than 50 miles from his workplace. The definition of Change in Control in Mr. McClean’s employment agreement is the following: either (i) the merger of the Company resulting in the pre-merger stockholders not having the same proportionate ownership of stock in the surviving corporation, (ii) the sale of substantially all of our assets, (iii) stockholder approval of our liquidation, (iv) the replacement of a majority of the members of the Board of Directors by directors not approved by the incumbents, or (v) the acquisition of twenty percent (20%) or more of our outstanding voting securities.

The terms of the PS/401(k) Plan and the BRP are discussed in the Compensation Discussion and Analysis commencing on page 27. Upon death, disability, or termination for any reason, BRP plan participants are entitled to receive a payment of their account balance in the BRP plan based upon a schedule according to their written elections, made annually in advance of their deferrals, and which is on file with us. Upon death, disability or termination for any reason, a participant in the PS/401(k) Plan is entitled to a distribution or roll-over into another tax qualified plan of their account balance in accordance with the terms of the Plan and federal regulations. Neither of these plans calls for an acceleration of vesting or an increase in benefits due to termination or a change in control. All NEOs are fully vested in their account balance in both plans as a result of their years of service, except Mr. Alvarado who was just hired in April, 2010.

Material obligations applicable to the receipt of payments or benefits, such as non-compete, non-solicitation or other obligations, are also found in this section. There are no specific provisions regarding waiver of breach of such material obligations. If a NEO breaches a material obligation, we do not anticipate that we would waive the breach and instead would rely upon any remedies available to it at law or in equity.

In order to describe the payments and benefits that are triggered for each event, we have created the following tables for each NEO estimating the payments and benefits that would be paid under each element of our compensation program assuming that the NEO’s employment terminated or the Change in Control occurred on August 31, 2010, the last day of our 2010 fiscal year. In all cases the amounts were valued as of August 31, 2010, based upon, where applicable, a stock price of $13.02. The amounts in the following tables are calculated as of August 31, 2010 pursuant to Securities and Exchange Commission rules and are not intended to reflect actual payments that may be made. Actual payments that may be made will be based on the dates and circumstances of the applicable event.

			Involuntary
			Termination
Murray R. McClean			Without Cause			CIC
Executive Benefits			or		CIC	Involuntary or
and Payments	Voluntary		Good Reason	For Cause	With No	Good Reason	Permanent
Upon Termination	Resignation	Retirement	Termination	Termination	Termination	Termination	Disability		Death

Termination Compensation:
Base Salary	$0	$0	$1,050,000	$0	$0	$1,400,000	$0		$0
Annual Cash Incentive Bonus(1)	$0	$0	$1,648,860	$0	$0	$2,198,480	$0		$0
Long-term Incentives
Restricted Stock
Unvested and accelerated(2)	$1,692,600	$1,692,600	$1,692,600	$0	$2,473,800	$2,473,800	$2,473,800		$2,473,800
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions	$0	$0	$0	$0	$0	$0	$0		$0
Welfare Continuation Benefit(3)	$0	$0	$0	$0	$0	$46,119	$0		$0
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0	$0		$1,000,000
Disability Benefits	$0	$0	$0	$0	$0	$0	$420,000	(5)	$0
Additional Payment from CMC	$0	$0	$0	$0	$0	$0	$50,000		$50,000	(6)
Accrued Vacation Pay(4)	$53,846	$53,846	$53,846	$53,846	$0	$53,846	$53,846		$53,846

Total	$1,746,446	$1,746,446	$4,445,306	$53,846	$2,473,800	$6,172,245	$2,997,646		$3,577,646

(1)	Amounts reported for Involuntary Termination Without Cause or Good Reason Termination are calculated pursuant to Mr. McClean’s employment agreement described on page 28.

(2)	Pursuant to the terms of the grant agreements, all unvested awards awarded prior to fiscal year 2010 automatically vest upon death, permanent disability, or Change in Control. Awards granted in fiscal year 2010 automatically vest upon death, permanent disability, or Change in Control, and subject to consent of the Compensation Committee, vest following retirement or permitted early retirement. We have assumed that except for termination with cause, the Compensation Committee would have consented to vesting of awards upon retirement or permitted early retirement.

(3)	Amounts reported are based on estimated costs for two years based upon 2011 premiums and fiscal year 2010 coverages.

(4)	As required by state law and our vacation program, we will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit.

(5)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 65, or not less than 5 years if executive becomes disabled after age 60.

(6)	Pursuant to the terms of Mr. McClean’s employment agreement as described on page 28.

			Involuntary
			Termination
Joseph Alvarado			Without Cause			CIC
Executive Benefits			or		CIC	Involuntary or
and Payments	Voluntary		Good Reason	For Cause	With No	Good Reason	Permanent
Upon Termination	Resignation	Retirement	Termination	Termination	Termination	Termination	Disability		Death

Termination Compensation:
Base Salary	$0	$0	$750,000	$0	$0	$2,000,000	$0		$0
Annual Cash Incentive Bonus(1)	$0	$0	$0	$0	$0	$0	$0		$0
Long-term Incentives
Restricted Stock
Unvested and accelerated(2)	$0	$0	$0	$0	$911,400	$911,400	$911,400		$911,400
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions	$0	$0	$0	$0	$0	$70,000	$0		$0
Welfare Continuation Benefit(3)	$0	$0	$0	$0	$0	$55,940	$0		$0
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0	$0		$1,000,000
Disability Benefits	$0	$0	$0	$0	$0	$0	$830,000	(5)	$0
Accrued Vacation Pay(4)	$38,462	$38,462	$38,462	$38,462	$0	$38,462	$38,462		$38,462

Total	$38,462	$38,462	$788,462	$38,462	$911,400	$3,075,802	$1,779,862		$1,949,862

(1)	Amounts reported for Involuntary Termination Without Cause or Good Reason Termination are calculated pursuant to Mr. Alvarado’s employment agreement described on page 29.

(2)	Pursuant to the terms of the grant agreements, awards granted in fiscal year 2010 automatically vest upon death, permanent disability, or Change in Control, and subject to consent of the Compensation Committee, vest following retirement or permitted early retirement. Given that Mr. Alvarado has recently joined the Company, neither his age or his tenure would qualify to request an accelerated vesting.

(3)	Amounts reported are based on estimated costs for two years based upon 2011 premiums and actual fiscal year 2010 coverages.

(4)	As required by state law and our vacation program, we will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit.

(5)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 65.

					Involuntary
					Termination
Hanns K. Zoellner					Without Cause					CIC
Executive Benefits					or				CIC	Involuntary or
and Payments	Voluntary				Good Reason		For Cause		With No	Good Reason		Permanent
Upon Termination	Resignation		Retirement		Termination		Termination		Termination	Termination		Disability		Death

Termination Compensation:
Base Salary	$0		$0		$1,041,363	(1)	$0		$0	$2,082,725	(1)	$0		$0
Annual Cash Incentive Bonus(1)	$0		$0		$0		$0		$0	$0		$0		$0
Long-term Incentives
Restricted Stock
Unvested and accelerated(2)	$911,400		$911,400		$911,400		$0		$1,302,000	$1,302,000		$1,302,000		$1,302,000
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions	$0		$0		$0		$0		$0	$0		$0		$0
Welfare Continuation Benefit	$0		$0		$0		$0		$0	$0		$0		$0
Life Insurance Proceeds	$0		$0		$0		$0		$0	$0		$0		$1,080,349
Disability Benefits	$0		$0		$0		$0		$0	$0		$981,100	(4)	$0
Accrued Vacation Pay(3)	$40,052	(1)	$40,052	(1)	$40,052	(1)	$40,052	(1)	$0	$40,052	(1)	$40,052	(1)	$40,052	(1)

Total	$951,452		$951,452		$1,992,815		$40,052		$1,302,000	$3,424,777		$2,323,152		$2,422,401

(1)	The amount is calculated using the exchange rate in effect as of August 31, 2010. On August 31, 2010, the exchange rate was 1.0275 Swiss Francs to 1 U.S. Dollar.

(2)	Pursuant to the terms of the grant agreements, all unvested awards awarded prior to fiscal year 2010 automatically vest upon death, permanent disability, or Change in Control. Awards granted in fiscal year 2010 automatically vest upon death, permanent disability, or Change in Control, and subject to consent of the Compensation Committee, vest following retirement or permitted early retirement. We have assumed that except for termination with cause, the Compensation Committee would have consented to vesting of awards upon retirement or permitted early retirement.

(3)	As required by law and our vacation program, we will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit. The amount is calculated using the exchange rate in effect as of August 31, 2010. On August 31, 2010, the exchange rate was 1.0275 Swiss Francs to 1 U.S. Dollar.

(4)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 65. The amount is calculated using the exchange rate in effect as of August 31, 2010. On August 31, 2010, the exchange rate was 1.0275 Swiss Francs to 1 U.S. Dollar.

			Involuntary
			Termination
Tracy L. Porter			Without Cause				CIC
Executive Benefits			or			CIC	Involuntary or
and Payments	Voluntary		Good Reason		For Cause	With No	Good Reason	Permanent
Upon Termination	Resignation	Retirement	Termination		Termination	Termination	Termination	Disability	Death

Termination Compensation:
Base Salary	$0	$0	$660,000	(1)	$0	$0	$1,760,000	$0	$0
Annual Cash Incentive Bonus	$0	$0	$220,000	(1)	$0	$0	$0	$0	$0
Long-term Incentives
Restricted Stock
Unvested and Accelerated(2)	$846,300	$846,300	$846,300		$0	$953,676	$953,676	$953,676	$953,676
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions	$0	$0	$0		$0	$0	$146,252	$0	$0
Welfare Continuation Benefit(3)	$0	$0	$0		$0	$0	$43,654	$0	$0
Life Insurance Proceeds	$0	$0	$0		$0	$0	$0	$0	$880,000
Disability Benefits	$0	$0	$0		$0	$0	$0	$1,440,000	$0
Accrued Vacation Pay(4)	$33,846	$33,846	$33,846		$33,846	$0	$33,846	$33,846	$33,846

Total	$880,146	$880,146	$1,760,146		$33,846	$953,676	$2,937,428	$2,427,522	$1,867,522

(1)	Amounts reported for Involuntary Termination Without Cause or Good Reason Termination are calculated pursuant to Mr. Porter’s employment agreement described on page 29.

(2)	Pursuant to the terms of the grant agreements, all unvested awards awarded prior to fiscal year 2010 automatically vest upon death, permanent disability, or Change in Control. Awards granted in fiscal year 2010 automatically vest upon death, permanent disability, or Change in Control, and subject to consent of the Compensation Committee, vest following retirement or permitted early retirement. We have assumed that except for termination with cause, the Compensation Committee would have consented to vesting of awards upon retirement or permitted early retirement.

(3)	Amounts reported are based on estimated costs for two years based upon 2011 premiums and actual fiscal year 2010 coverages.

(4)	As required by state law and our vacation program, we will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit.

(5)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 65.

			Involuntary
			Termination
William B. Larson			Without Cause				CIC
Executive Benefits			or			CIC	Involuntary or
and Payments	Voluntary		Good Reason		For Cause	With No	Good Reason	Permanent
Upon Termination	Resignation	Retirement	Termination		Termination	Termination	Termination	Disability		Death

Termination Compensation:
Base Salary	$0	$0	$780,000	(1)	$0	$0	$1,560,000	$0		$0
Annual Cash Incentive Bonus	$0	$0	$0		$0	$0	$0	$0		$0
Long-term Incentives
Restricted Stock
Unvested and Accelerated(2)	$911,400	$911,400	$911,400		$0	$1,236,900	$1,236,900	$1,236,900		$1,236,900
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions	$0	$0	$0		$0	$0	$495,940	$0		$0
Welfare Continuation Benefit(3)	$0	$0	$0		$0	$0	$46,290	$0		$0
Life Insurance Proceeds	$0	$0	$0		$0	$0	$0	$0		$780,000
Disability Benefits	$0	$0	$0		$0	$0	$0	$870,000	(5)	$0
Accrued Vacation Pay(4)	$30,000	$30,000	$30,000		$30,000	$0	$30,000	$30,000		$30,000

Total	$941,400	$941,400	$1,721,400		$30,000	$1,236,900	$3,369,129	$2,136,900		$2,046,900

(1)	Amounts reported for Involuntary Termination Without Cause or Good Reason Termination are calculated pursuant to Mr. Larson’s employment agreement described on page 30.

(2)	Pursuant to the terms of the grant agreements, all unvested awards awarded prior to fiscal year 2010 automatically vest upon death, permanent disability, or Change in Control. Awards granted in fiscal year 2010 automatically vest upon death, permanent disability, or Change in Control, and subject to consent of the Compensation Committee, vest following retirement or permitted early retirement. We have assumed that except for termination with cause, the Compensation Committee would have consented to vesting of awards upon retirement or permitted early retirement.

(3)	Amounts reported are based on estimated costs for two years based upon 2011 premiums and actual fiscal year 2010 costs.

(4)	As required by state law and our vacation program, we will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit.

(5)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 65.

NON-EMPLOYEE DIRECTOR COMPENSATION

The compensation arrangements for directors are described below the following table. The following table and footnotes outline the compensation paid to our non-employee directors for fiscal year 2010 as well as the outstanding restricted stock and stock options held by the non-employee directors.

DIRECTOR COMPENSATION TABLE IN FISCAL YEAR 2010

	Annual				Committee		Fees Earned
	Cash		Meeting		Chairman		or Paid	Stock	All Other
	Retainer		Fees		Retainer		in Cash	Awards	Compensation	Total
Name	($)		($)		($)		($)	($)(6)	($)(7)	($)
Harold L. Adams	$60,000		$37,500		$—		$97,500	$76,020	$—	$173,520

Rhys J. Best	$45,000		$25,000		$—		$70,000	$76,020	$—	$146,020

Moses Feldman	$20,000	(1)	$15,000		$—		$—	$—	$—	$35,000

Robert L. Guido	$60,000		$49,500	(3)	$10,000	(4)	$119,500	$76,020	$—	$195,520

Richard B. Kelson	$45,000		$22,500		$—		$67,500	$76,020	$—	$143,520

Ralph E. Loewenberg	$20,000	(1)	$15,000		$—		$—	$—	$—	$35,000

Anthony A. Massaro	$63,000	(2)	$48,000	(3)	$10,000		$121,000	$76,020	$—	$197,020

Robert D. Neary	$60,000		$49,500		$10,000		$119,500	$76,020	$—	$195,520

Dorothy G. Owen	$60,000		$36,000		$—		$96,000	$76,020	$—	$172,020

J. David Smith	$63,000	(2)	$49,500	(3)	$—		$112,500	$76,020	$—	$188,520

Robert R. Womack	$63,000	(2)	$61,500	(3)	$20,000	(5)	$144,500	$76,020	$—	$220,520

(1)	Mr. Moses Feldman and Mr. Ralph E. Loewenberg did not stand for re-election as a director at our 2010 annual meeting, but were compensated on a pro-rated basis for their service as a director for the part of the fiscal year they served (from September 1, 2009 to January 28, 2010). Each of Messrs. Feldman and Loewenberg received total compensation of $35,000, which included the annual retainer fee, meeting fees and committee fees.

(2)	Members of the IT Sub-Committee received an annual retainer of $3,000 for serving on the IT Sub-Committee.

(3)	Members of the IT Sub-Committee received $1,000 per month in lieu of per-meeting fees for serving on the IT Sub-Committee.

(4)	Mr. Guido served as Chairman of the IT Sub-Committee and Finance Committee in fiscal 2010.

(5)	Includes Mr. Womack’s $10,000 annual retainer for service as Lead Director, as well as his $10,000 annual retainer as Chairman of the Compensation Committee.

(6)	Includes the grant date fair value of SARs awarded in fiscal year 2010. Assumptions related to the values can be found in Note 1 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K which was filed with the Securities and Exchange Commission on October 29, 2010. Each of the nine non-employee directors received 14,000 stock appreciation rights in 2010 (an aggregate of 126,000 stock appreciation rights) with one-half of such rights vesting on January 28, 2011 and one-half on January 28, 2012, provided such director is still serving as a director or such director has not had an accelerated vesting event, such as retirement, death, permanent disability or a change in control. The aggregate number of outstanding stock options awarded to the nine directors prior to fiscal year 2005 and subject to exercise is 12,000. The number of shares underlying outstanding stock options held by each director on August 31, 2010 was as follows: H. Adams, 6,000; R. Best, 0; M. Feldman (retired), 0; R. Guido, 0; R. Kelson, 0; R. Loewenberg (retired), 6,000; A. Massaro, 0; R. Neary, 0; D. Owen, 0; D. Smith, 0; and R. Womack, 0.

(7)	Costs of less than $10,000 per director were incurred by us in connection with certain spouses attending activities related to one Board of Directors meeting during fiscal year 2010. We incurred costs associated with minor commemorative items, meals, entertainment, sightseeing and similar activities for each director and accompanying guest, if present. We did not pay for travel expenses to or from the meeting location for such spouses.

None of our employees receive additional compensation for serving as a director. The annual retainer for all non-employee directors is $60,000. Chairmen of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Finance Committee and IT Sub-Committee and the Lead Director each receive an additional retainer payment of $10,000 per fiscal year. Each member of the IT Sub-Committee, other than the Chairman of the committee, received a $3,000 annual retainer until the sub-committee was dissolved in April 2010. Each non-employee director is paid a meeting fee of $1,500 per meeting attended. We also reimburse directors for expenses in connection with their attendance at Board of Directors and committee meetings and, as authorized under our corporate governance guidelines, participation in continuing education programs specifically designed for directors of public companies in order that they stay current and knowledgeable about their roles.

The 1999 Non-Employee Director Stock Plan was approved at the 2000 annual meeting of stockholders and amended by stockholders at the 2005, 2007 and 2010 annual meetings. The plan provides that each non-employee director shall receive on the date of each annual meeting of stockholders either (i) an option (including stock appreciation rights) to acquire 14,000 shares or (ii) 4,000 shares of restricted stock or 4,000 restricted stock units. During fiscal year 2010, all directors elected to receive stock appreciation rights reflecting 14,000 shares. Directors who are elected to fill vacancies between annual meetings receive a grant for a pro rata amount of equity awards based on their period of service before the next annual meeting. All non-employee director equity awards vest in two equal annual installments beginning one year from the date of the award. In addition, each non-employee director may make an irrevocable election, prior to January 1 of each year, to accept additional restricted stock units in lieu of all or part of the annual cash fees to be paid for that fiscal year. The number of shares subject to restricted stock units as a result of this election shall be the number of shares of Company common stock whose fair market value is equal to the dollar amount of fees subject to the election.

The exercise price for all options granted to non-employee directors shall be the fair market value on the day of grant. All non-employee director options terminate on the earliest of: (i) the seventh anniversary of the date of grant; or (ii) thirty days following any termination of service, other than for termination of service due to death, total and permanent disability, or retirement. These options are considered “non-qualified” options under Section 422A of the Code.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee of our Board of Directors during fiscal year 2010 were Ms. Owen and Messrs. Womack (Chairman), Best, Massaro, Neary and Smith. None of the members of the Compensation Committee was at any time during fiscal year 2010, or at any other time, an officer or employee of Commercial Metals Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving either as a member of our Compensation Committee or as a member of our Board of Directors. There were no relationships requiring disclosure under Item 404 of Regulation S-K or Item 407(e)(4) of Regulation S-K that involved any member of the Compensation Committee during the last fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Robert McClean, the son of our Chairman of the Board, President and CEO Murray McClean, is employed by us as Sales Manager of CMC Rebar Florida. In this capacity, he was paid cash compensation, including base salary and annual bonus, of $121,900 for his services during fiscal year 2010. He received total taxable compensation of $128,937, including life insurance premiums, and personal use of a Company furnished automobile.

Since 1978, we have had the Code of Conduct that applies to all directors, officers, and employees (collectively, “employees”). The Code of Conduct, as amended and effective as of January 1, 2010, can be found on our website at www.cmc.com at the Corporate Governance section.

The Code of Conduct prohibits an employee from engaging in transactions in which he or she may have a conflict of interest without first disclosing the potential conflict of interest to his or her supervisor and seeking prior approval. All salaried employees are annually required to certify their compliance with the Code of Conduct and to respond to a questionnaire which specifically inquires as to any possible conflict of interest situations in which they are a participant or of which they have knowledge. Our directors and executive officers are additionally required to respond to annual questionnaires seeking disclosure of similar information. The results of these inquiries are reviewed as appropriate with the Audit Committee or the Board of Directors. The Board of Directors has adopted a practice of requiring all of our directors and executive officers to disclose to the Audit Committee or the Board of Directors all relevant facts and circumstances in advance of entering into any transaction which will result in a conflict of interest between us and the director or executive officer.

A conflict of interest is defined as any situation in which an employee has two or more duties or interests which are, or may even appear to be, mutually incompatible and tend to conflict with the proper and impartial discharge of the employee’s duties, responsibilities, or obligations to us. Any employee who has any doubt regarding any situation is obligated to bring it to the attention of his or her supervisor.

Conflicts of interest include, but are not limited to, the following:

1. Holding any position or having any family member hold any position of financial interest, direct or indirect, in any corporation, partnership, or organization with whom we do or may do business, or which is in competition with us (except for management approved memberships on boards of directors). Ownership of securities in a corporation whose stock is sold on a securities exchange or over-the-counter market and such ownership comprises less than one percent (1%) of the voting control of such a security will not be deemed in violation of this provision.

2. Being instrumental in any sort of “deal” or other relationship with a customer, competitor, or supplier which is detrimental to us or which is designed to benefit the employee without the knowledge and consent of our President.

3. Participating in outside interests, which interfere with or influence the employee’s ability to devote his or her full time and ability, during regular business hours or employment, to the service of the Company.

4. Any employee having authority to buy, sell or trade in any commodity sold by us may not trade for the employee’s personal account in the same or related commodity markets of any kind including world money markets without the prior written consent of our President.

All officers and branch managers are responsible for the enforcement of and compliance with the Code of Conduct and shall make those communications necessary to insure knowledge of and compliance with the Code of Conduct. The Audit Committee oversees compliance with the Code of Conduct.

In addition to addressing conflicts of interest, the Code of Conduct also prohibits employees from taking for personal gain business opportunities that belong to us. These opportunities may arise through the employee’s access to Company property, information or position. For example, if as a result of an employee’s position with us, the employee is presented with an opportunity to buy a business that is a customer, supplier or competitor of ours, this opportunity must first be fully disclosed and offered to us. Only after we decline to pursue the opportunity and following full disclosure by the employee, including when appropriate, termination of the employee’s employment with us and consistent with the employee’s obligations to us with regard to proprietary and confidential information, may the employee personally pursue the opportunity. The Code of Conduct requires employees to first advance our legitimate business interests when the opportunity to do so arises.

The employment of Mr. Robert McClean described above did not require review, approval or ratification under the Code of Conduct or practices.

AUDIT COMMITTEE REPORT

For many years we have had a standing Audit Committee of our Board of Directors. Our Board of Directors annually selects the members of the Audit Committee. Five non-employee directors, Messrs. Neary (Chairman), Adams, Guido, Kelson and Womack are presently members of the Audit Committee. In January, 2011, subject to his re-election, Mr. Guido is expected to transition to Chairman of the Audit Committee. Our Board of Directors has determined that each member of the Audit Committee is qualified to serve. Each member of the Audit Committee satisfies all applicable financial literacy requirements and each member is independent as required by the Sarbanes-Oxley Act and as “independence” is defined by the listing standards of the NYSE. Our Board of Directors has determined that Messrs. Guido, Kelson, Neary, and Womack meet the definition of “audit committee financial expert” as defined by the Securities and Exchange Commission. During the fiscal year ended August 31, 2010, the Audit Committee met nine times.

The Audit Committee’s responsibilities are outlined in a charter approved by the Board of Directors, which can be found on our website at www.cmc.com under the Corporate Governance section. The Audit Committee assists the Board of Directors in the oversight of our financial reporting process. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. The Audit Committee, among other activities described in its charter, has sole authority for the appointment (subject to stockholder ratification), retention, oversight, termination and replacement of the independent registered public accounting firm, recommends to our Board of Directors whether the audited financial statements should be included in our Annual Report on Form 10-K, reviews quarterly financial statements with management and the independent registered public accounting firm, reviews with our internal audit staff and independent registered public accounting firm our controls and procedures and is responsible for approving all audit and engagement fees of the independent registered public accounting firm. The Audit Committee meets regularly and separately from management with the internal audit staff, the external audit staff and the General Counsel.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2010 with management and with the independent registered public accounting firm. Those discussions included the matters required to be disclosed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with the independent registered public accounting firm its independence under such standards and has determined that the services provided by Deloitte & Touche LLP are compatible with maintaining their independence. Based on the Audit Committee’s discussion and review with management and the independent registered public accounting firm, the Audit Committee recommended to our Board of Directors that the audited financial statements for the fiscal year ended August 31, 2010 be included in our Annual Report on Form 10-K as filed October 29, 2010 with the Securities and Exchange Commission.

Robert D. Neary, Chairman
Harold L. Adams
Robert L. Guido
Richard B. Kelson
Robert R. Womack

PROPOSAL II

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2011, subject to stockholder ratification.

Fees billed by Deloitte & Touche LLP to us for services during the fiscal years ended August 31, 2009 and August 31, 2010, were:

	Fiscal Year	Fiscal Year
Type of Fees	2009	2010

Audit Fees	$3,880,000	$3,692,000
Audit-Related Fees	$160,000	$105,250
Tax Fees	$0	$0
All Other Fees	$0	$2,345
Deloitte & Touche LLP Total Fees	$4,040,000	$3,799,595

“Audit Fees” are fees billed by Deloitte & Touche LLP for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and review of financial statements included in our Quarterly Reports on Forms 10-Q, or for services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements. “Audit-Related Fees” are fees billed by Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of the audit and review of our financial statements. “All Other Fees” are fees billed by Deloitte & Touche LLP for any services not included in the first three categories.

The Audit Committee has adopted the following practices regarding the engagement of our independent registered public accounting firm to perform services for us:

For audit services (including statutory audit engagements as required under local country laws), the independent registered public accounting firm shall provide the Audit Committee with an engagement letter outlining the scope and fee budget proposal for the audit services proposed to be performed during the fiscal year. If agreed to by the Audit Committee, this engagement letter and budget for audit services will be formally accepted by the Audit Committee.

For non-audit services, Company management periodically submits to the Audit Committee for pre-approval a list of non-audit services that it recommends the Audit Committee engage the independent registered public accounting firm to provide for the fiscal year. Company management and the independent registered public accounting firm each confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year may be provided. The Audit Committee will review and approve, as it considers appropriate, both the list of permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the independent registered public accounting firm pursuant to this pre-approval process. None of the services described above were approved by the Audit Committee pursuant to a waiver of pre-approval provisions.

To ensure prompt handling of unexpected matters, the Audit Committee may periodically delegate to the Chairman of the Audit Committee the authority to amend or modify the list of approved permissible non-audit services and fees. The Chairman of the Audit Committee will report any action taken in this regard to the Audit Committee at the next Audit Committee meeting.

The Audit Committee has specifically charged the independent registered public accounting firm with the responsibility of ensuring that all audit and non-audit services provided to us have been pre-approved by the Audit Committee. The CFO and independent registered public accounting firm are responsible for tracking all independent registered public accounting firm’s fees against the pre-approved budget for such services and periodically reporting that status to the Audit Committee.

Representatives of Deloitte & Touche LLP will be present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The Board of Directors requests that stockholders ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the independent registered public accounting firm to conduct the audit of our financial statements for the fiscal year ending August 31, 2011. In the event that the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to continue to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change could be in the best interest of our stockholders.

Vote Required

The affirmative vote of the holders of a majority of shares present or represented at the annual meeting and entitled to vote is required to adopt the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2011.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP.

GENERAL

The annual report to stockholders for fiscal year 2010 has previously been made available to stockholders and is also available to stockholders online at www.proxyvote.com by using the 12 digit control number on the Notice Regarding the Availability of Proxy Materials. The annual report does not form any part of the material for the solicitation of proxies.

We will bear the cost of soliciting proxies. Our directors, officers, and employees may solicit proxies by mail, telephone, facsimile, personal contact or through online methods. We will reimburse their expenses for doing this. We will also reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of our common stock. Other proxy solicitation expenses that we will pay include those for preparing, mailing, returning and tabulating the proxies. Should the services of an external proxy solicitor be necessary, we will engage one.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

It is currently contemplated that our 2012 annual meeting of stockholders will take place on January 17, 2012. Pursuant to regulations of the Securities and Exchange Commission, in order to be included in our Proxy Statement for the 2012 annual meeting, stockholder proposals must be received at our principal executive offices, 6565 North MacArthur Blvd., Suite 800, Irving, Texas 75039, Attention: Corporate Secretary, no later than August 8, 2011 and must comply with additional requirements established by the Securities and Exchange Commission. A stockholder proposal submitted outside of the processes established in Rule 14a-8 promulgated by the Securities and Exchange Commission will be considered untimely before September 19, 2011 and untimely after October 19, 2011.

OTHER BUSINESS

Management knows of no other matter that will come before the annual meeting. However, if other matters do come before the annual meeting, the proxy holders will vote in accordance with their best judgment.

By Order of the Board of Directors,

Ann J. Bruder
Corporate Secretary

December 6, 2010

DIRECTIONS TO COMMERCIAL METALS COMPANY
ANNUAL MEETING OF STOCKHOLDERS
JANUARY 17, 2011, 3:00 P.M.
FELDMAN HALL AT THE COMPANY’S HEADQUARTERS

6565 NORTH MACARTHUR BOULEVARD, 9TH FLOOR
IRVING, TEXAS 75039

Directions from Grapevine /DFW Airport

Take the North exit out of the airport to Hwy. 114 East towards Dallas. Take the George Bush Exit (TX-161) and turn left onto the service road of the George Bush (TX-161). Once on the service road, continue on the service road to MacArthur Blvd. Turn right on MacArthur Blvd. and continue past Patton Dr. to 6565 N. MacArthur Blvd. The 6565 MacArthur Building is located on the RIGHT side of N. MacArthur Blvd.

OR

Take the North exit out of the airport to Hwy. 114 East towards Dallas. Take the MacArthur Blvd. Exit and turn left onto MacArthur Blvd. Continue on N. MacArthur Blvd. through Royal Lane. The 6565 MacArthur Building is located on the West side of N. MacArthur Blvd. Take the first left-hand turn after passing Royal Lane to enter the property.

Directions from Love Field

Take the exit out of Love Field and turn RIGHT onto Mockingbird Lane. Stay on Mockingbird to 183W towards Fort Worth. Take TX-114 West towards Grapevine/DFW Airport North Entry. Take the exit toward Walnut Hill Lane/MacArthur Blvd. Stay straight past the Walnut Hill Lane exit to the N. MacArthur Blvd. exit. Take the N. MacArthur Blvd. ramp and turn RIGHT onto N. MacArthur Blvd. Continue on N. MacArthur Blvd. through Royal Lane. The 6565 MacArthur Building is located on the West side of N. MacArthur Blvd. Take the first left-hand turn after passing Royal Lane to enter the property.

Directions from Downtown Dallas

Take I35E/Stemmons Freeway to TX-114 West towards Grapevine/DFW Airport North Entry. Take the exit toward Walnut Hill Lane/MacArthur Blvd. Stay straight past the Walnut Hill Lane exit to the N. MacArthur Blvd. exit. Take the N. MacArthur Blvd. ramp and turn RIGHT onto N. MacArthur Blvd. Continue on N. MacArthur Blvd. through Royal Lane. The 6565 MacArthur Building is located on the West side of N. MacArthur Blvd. Take the first left-hand turn after passing Royal Lane to enter the property.

COMMERCIAL METALS COMPANY
6565 N. MACARTHUR BLVD.
SUITE 800
IRVING, TX 75039
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M28184-P03945	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COMMERCIAL METALS COMPANY	For	Withhold	For All	To withhold authority to vote for any individual
	All	All	Except	nominee(s), mark “For All Except” and write the
number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE ‘FOR’ PROPOSALS 1 AND 2.	☐	☐	☐

Item 1. ELECTION OF DIRECTORS

Nominees

01) ROBERT L. GUIDO
02) SARAH E. RAISS
03) J. DAVID SMITH
04) ROBERT R. WOMACK

Item 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM					For	Against	Abstain

	Vote to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2011 fiscal year.				☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full1 title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M28185-P03945

PROXY
COMMERCIAL METALS COMPANY
ANNUAL MEETING OF STOCKHOLDERS — JANUARY 17, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder(s) of Commercial Metals Company hereby appoint(s) Murray R. McClean, William B. Larson and Ann J. Bruder, or any them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote and act for the undersigned at the 2011 annual meeting of stockholders of Commercial Metals Company to be held on Monday, January 17, 2011 at 3 p.m., Central Standard Time, in Feldman Hall at the Company’s headquarters at 6565 North MacArthur Boulevard, 9th Floor, Irving, Texas 75039, and any adjournment, continuation, or postponement of the annual meeting, according to the number of votes which the undersigned is now, or may then be, entitled to cast, hereby revoking any proxies previously executed by the undersigned for the annual meeting.
     All powers may be exercised by a majority of said proxy holders or substitutes voting or acting or, if only one votes and acts, then by that one. The undersigned instructs such proxy holders or their substitutes to vote as specified below on the proposals set forth in the Proxy Statement.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be marked, dated and signed, on the other side)